EXECUTION VERSION
Exhibit 10.11
AGREEMENT AND PLAN OF MERGER
among
US POWER GENERATING COMPANY,
EBG HOLDINGS LLC,
EBG MERGER LLC,
ASTORIA GENERATING COMPANY HOLDINGS, L.L.C.
and
ASTORIA MERGER LLC
Dated as of February 28, 2007

ARTICLE I THE MERGERS		2
1.1	The Mergers	2
1.2	Closing; Effective Time	2
1.3	Conversion of Interests	3
1.4	EBG Warrants	4
1.5	Organization Documents of USPowerGenCo	5
1.6	Limited Liability Company Operating Agreements	5
1.7	Directors and Officers of USPowerGenCo	5
1.8	True-up	6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF EBG		7
2.1	Status, etc	7
2.2	Capitalization	8
2.3	Conflicts Consents	9
2.4	Financial Statements	10
2.5	Absence of Undisclosed Liabilities	11
2.6	Events Subsequent to Latest Financial Statements	11
2.7	Tax Matters	12
2.8	Litigation	13
2.9	Compliance with Laws; Permits	13
2.10	Regulatory Status	14
2.11	Employee Benefits	15
2.12	Labor Matters	17
2.13	Real Property; Tangible Property	17
2.14	Intellectual Property	19
2.15	Contracts	19
2.16	Insurance	21
2.17	Environmental Matters	22
2.18	Affiliate Transactions	23
2.19	Brokers	23
2.20	Formation of USPowerGenCo, Astoria MergerCo and EBG MergerCo; No Prior Activities	23
2.21	Appraisal Rights	23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ASTORIA		23
3.1	Status, etc	23
3.2	Capitalization	24
3.3	Conflicts, Consents	25
3.4	Financial Statements	26
3.5	Absence of Undisclosed Liabilities	27
3.6	Events Subsequent to Latest Financial Statements	27
3.7	Tax Matters	28

i

3.8	Litigation	29
3.9	Compliance with Laws; Permits	29
3.10	Regulatory Status	30
3.11	Employee Benefits	31
3.12	Labor Matters	33
3.13	Real Property; Tangible Property	33
3.14	Intellectual Property	35
3.15	Contracts	35
3.16	Insurance	37
3.17	Environmental Matters	38
3.18	Affiliate Transactions	39
3.19	Brokers	39
3.20	Accredited Investors	39
3.21	Appraisal Rights	39

ARTICLE IV COVENANTS		39
4.1	Conduct of the Companies and their Subsidiaries	39
4.2	Solicitation of EBG Members	40
4.3	Regulatory Compliance	41
4.4	Updates	41
4.5	Satisfaction of Closing Conditions	41
4.6	No Solicitation	43
4.7	Access and Information	46
4.8	Publicity	46
4.9	Transfer Taxes	46
4.10	Indemnification of Directors and Officers	46
4.11	2006 Audited Financial Statements	48
4.12	Rating Agencies; Preparation of 144A Financial Statements	48
4.13	Initial Public Offering	49
4.14	Unit Appreciation Rights	49

ARTICLE V CONDITIONS TO CLOSING		49
5.1	Conditions to the Obligations of EBG and Astoria	49
5.2	Conditions to the Obligation of Astoria	50
5.3	Conditions to the Obligation of EBG	51

ARTICLE VI NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		52
6.1	No Survival of Representations, Warranties and Covenants	52

ARTICLE VII TERMINATION		52
7.1	Termination	52
7.2	Effect of Termination	53

ARTICLE VIII DEFINITIONS AND INTERPRETATION		56
8.1	Definition of Certain Terms; Interpretation	56

ARTICLE IX GENERAL PROVISIONS		65
9.1	Expenses	65
9.2	Further Actions	66
9.3	Certain Limitations	66
9.4	Notices	66
9.5	Limited Disclosure	68
9.6	Binding Effect	68
9.7	Assignment; Successors; Third Party Beneficiaries	68
9.8	Amendment; Waivers, etc	69
9.9	Entire Agreement	69
9.10	Severability	69
9.11	Headings	69
9.12	Counterparts	69
9.13	Governing Law	69
9.14	Consent to Jurisdiction, etc	70
9.15	Waiver of Punitive and Other Damages and Jury Trial	70

EXHIBITS

Exhibit A-1	Form of Certificate of Incorporation of USPowerGenCo

Exhibit A-2	Form of Bylaws of USPowerGenCo

Exhibit B	Form of Astoria LLC Agreement

Exhibit C	Form of EBG LLC Agreement

Exhibit D-l	Directors of USPowerGenCo

Exhibit D-2	Officers of USPowerGenCo

Exhibit E	Required Consents

Exhibit F	Form of Consulting Agreement

Exhibit G	Form of Investor Rights Agreement

     AGREEMENT AND PLAN OF MERGER, dated as of February 28, 2007, among US Power Generating Company, a Delaware corporation (“USPowerGenCo”), EBG Holdings LLC, a Delaware limited liability company (“EBG”), EBG Merger LLC, a Delaware limited liability company (“EBG MergerCo”), Astoria Generating Company Holdings, L.L.C., a Delaware limited liability company (“Astoria”) and Astoria Merger LLC, a Delaware limited liability company (“Astoria MergerCo”). Capitalized terms used herein are defined in Article VIII.
RECITALS:
     A. USPowerGenCo has been formed, and USPowerGenCo has formed EBG MergerCo and Astoria MergerCo as wholly-owned Subsidiaries, in each case for the purpose of facilitating the transactions contemplated hereby.
     B. The Board of Managers of Astoria and the Board of Directors of USPowerGenCo (as the sole member of Astoria MergerCo) have determined that it is advisable and in the best interests of the respective members of Astoria and Astoria MergerCo for Astoria MergerCo to merge with and into Astoria (the “Astoria Merger”), with Astoria continuing as the surviving company of the Astoria Merger, upon the terms and subject to the conditions set forth in this Agreement.
     C. The Board of Directors of EBG and the Board of Directors of USPowerGenCo (as the sole member of EBG MergerCo), have determined that it is advisable and in the best interests of the respective members of EBG and EBG MergerCo for EBG MergerCo to merge with and into EBG (the “EBG Merger”, and together with the Astoria Merger, the “Mergers”), with EBG continuing as the surviving company of the EBG Merger, upon the terms and subject to the conditions set forth in this Agreement.
     D. For U.S. federal income Tax purposes, it is intended that (i) the Astoria Merger shall be treated as a contribution of the Astoria Units to USPowerGenCo by the members of Astoria pursuant to section 351 of the Code and (ii) the EBG Merger shall be treated as a contribution of the EBG Units to USPowerGenCo by the members of EBG pursuant to section 351 of the Code.
     E. Immediately prior to the Mergers, each of the members of Astoria shall transfer (whether by exchange, contribution, merger or otherwise) to New Astoria Generating Company Holdings, LLC, a Delaware limited liability company (“New Astoria”), all of the Astoria Units held by such member in exchange for the issuance by New Astoria to such member of an equivalent type and number of units of limited liability company interest in New Astoria (the “Exchange”).
     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
THE MERGERS
     1.1 The Mergers.
     (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the “LLC Act”), at the Effective Time, the EBG Merger shall be consummated pursuant to which EBG MergerCo shall be merged with and into EBG and the separate existence of EBG MergerCo shall cease. After the EBG Merger, EBG shall continue as the surviving company (sometimes hereinafter referred to as the “EBG Surviving Company”) and shall continue to be governed by the laws of the State of Delaware. The EBG Merger shall have the effect as provided in the applicable provisions of the LLC Act. Without limiting the generality of the foregoing, at the Effective Time, all the rights, privileges, immunities, powers and franchises of EBG MergerCo and EBG shall vest in the EBG Surviving Company and all restrictions, obligations, duties, debts and liabilities of EBG MergerCo and EBG shall be the restrictions, obligations, duties, debts and liabilities of the EBG Surviving Company.
     (b) Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the LLC Act, at the Effective Time, the Astoria Merger shall be consummated pursuant to which Astoria MergerCo shall be merged with and into Astoria and the separate existence of Astoria MergerCo shall cease. After the Astoria Merger, Astoria shall continue as the surviving company (sometimes hereinafter referred to as the “Astoria Surviving Company”) and shall continue to be governed by the laws of the State of Delaware. The Astoria Merger shall have the effect as provided in the applicable provisions of the LLC Act. Without limiting the generality of the foregoing, at the Effective Time, all the rights, privileges, immunities, powers and franchises of Astoria and Astoria MergerCo shall vest in the Astoria Surviving Company and all restrictions, obligations, duties, debts and liabilities of Astoria and Astoria MergerCo shall be the restrictions, obligations, duties, debts and liabilities of the Astoria Surviving Company.
     1.2 Closing; Effective Time.
     (a) The closing of the Mergers (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., New York time, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article V (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the waiver or satisfaction of those conditions), or at such other place, time and date as the parties may agree. The “Closing Date” shall be the date upon which the Closing occurs.

     (b) On the Closing Date, (i) EBG and EBG MergerCo will cause the appropriate certificate of merger (the “EBG Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in such form and executed as provided in Section 18-209 of the LLC Act, and (ii) Astoria and Astoria MergerCo will cause the appropriate certificate of merger (the “Astoria Certificate of Merger”, and together with the EBG Certificate of Merger, the “Certificates of Merger”) to be executed and filed with the Delaware Secretary of State in such form and executed as provided in Section 18-209 of the LLC Act. The “Effective Time” shall be on the date and at the time that both of the Certificates of Merger have been accepted for filing by the Delaware Secretary of State, and all other documents required by the LLC Act to effectuate the Mergers shall have been properly executed and filed (or such later date and time as may be agreed to by EBG and Astoria and specified in the Certificates of Merger, provided that both Mergers shall become effective at the same time). The parties will cause the EBG Certificate of Merger and the Astoria Certificate of Merger to be filed with the Delaware Secretary of State as soon as practicable after the Closing on the Closing Date.
     1.3 Conversion of Interests.
     (a) At the Effective Time, by virtue of the EBG Merger and without any action on the part of EBG, EBG MergerCo or the members of any of the foregoing, each EBG Unit (other than EBG Units held as treasury units) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive ten (10) fully paid and nonassessable shares of Class A Common Stock of USPowerGenCo (the “EBG Merger Consideration”). The EBG Units, when converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holders of the EBG Units shall cease to have any rights with respect thereto, except the right to receive the EBG Merger Consideration upon the delivery by such member of a letter of transmittal in customary form.
     (b) At the Effective Time, by virtue of the Astoria Merger and without any action on the part of Astoria, Astoria MergerCo or the members of any of the foregoing, each Astoria Unit (other than Astoria Units held as treasury units) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive thirty-five thousand five hundred thirty-nine (35,539) fully paid and non-assessable shares of Class B Common Stock of USPowerGenCo (the “Astoria Merger Consideration”). The Astoria Units, when converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holders of the Astoria Units shall cease to have any rights with respect thereto, except the right to receive the Astoria Merger Consideration upon the delivery by such member of a letter of transmittal in customary form.

     (c) All EBG Units that are held by EBG as treasury units shall be canceled and retired and shall cease to exist and no EBG Merger Consideration shall be delivered in exchange therefor.
     (d) All Astoria Units that are held by Astoria as treasury units shall be canceled and retired and shall cease to exist and no Astoria Merger Consideration shall be delivered in exchange therefor.
     (e) Each EBG MergerCo Unit issued and outstanding immediately prior to the Effective Time (1,000 units, in the aggregate) shall be converted into and exchangeable for one unit of limited liability company interest of the EBG Surviving Company (1,000 units, in the aggregate) (“EBG Surviving Company Units”). From and after the Effective Time, each outstanding certificate theretofore representing EBG MergerCo Units shall be deemed for all purposes to evidence ownership of and to represent the number of EBG Surviving Company Units into which such EBG MergerCo Units shall have been converted.
     (f) Each Astoria MergerCo Unit issued and outstanding immediately prior to the Effective Time (1,000 units, in the aggregate) shall be converted into and exchangeable for one unit of limited liability company interest of the Astoria Surviving Company (1,000 units, in the aggregate) (“Astoria Surviving Company Units”). From and after the Effective Time, each outstanding certificate theretofore representing Astoria MergerCo Units shall be deemed for all purposes to evidence ownership of and to represent the number of Astoria Surviving Company Units into which such Astoria MergerCo Units shall have been converted.
     1.4 EBG Warrants. At the Effective Time, by virtue of the EBG Merger and without any action on the part of the holders thereof, each of the then outstanding EBG Warrants, if any, will be converted into a warrant (a “Converted Warrant”) covering the purchase of a number of shares of Class A Common Stock of USPowerGenCo equal to the number of shares of Class A Common Stock of USPowerGenCo into which the EBG Units covered by such EBG Warrant would have been converted pursuant to the EBG Merger, assuming such EBG Warrant had been exercised immediately prior to the Effective Time. The terms and conditions of each Converted Warrant will otherwise remain as set forth in the EBG Warrant converted into such Converted Warrant. USPowerGenCo shall at all times keep in its authorized and issued shares of Class A Common Stock a sufficient number of shares of Class A Common Stock to issue to holders of Converted Warrants upon exercise thereof. USPowerGenCo shall take all such action such that, upon issuance, all shares of Class A Common Stock issued pursuant to the exercise of a Converted Warrant shall be duly authorized, fully paid and nonassessable.

     1.5 Organization Documents of USPowerGenCo. Each of the parties shall take such action within its control such that, effective as of the Effective Time (a) the Certificate of Incorporation of USPowerGenCo shall be substantially in the form of Exhibit A-l attached hereto (until amended in accordance with the terms thereof), and (b) the Bylaws of USPowerGenCo shall be substantially in the form of Exhibit A-2 attached hereto (until amended in accordance with the terms thereof).
     1.6 Limited Liability Company Operating Agreements. At the Closing:
     (a) (i) EBG shall deliver a counterpart executed by USPowerGenCo and (ii) Astoria shall deliver any required consents of the then current members of Astoria, in each case to an amended and restated limited liability company operating agreement of Astoria in the form set forth in Exhibit B (the “Astoria LLC Agreement”), which, effective as of the Effective Time, shall be the limited liability company operating agreement of the Astoria Surviving Company.
     (b) EBG shall deliver a counterpart executed by USPowerGenCo to an amended and restated limited liability company operating agreement of EBG in the form set forth in Exhibit C (the “EBG LLC Agreement”), which, effective as of the Effective Time, shall be the limited liability company operating agreement of the EBG Surviving Company.
     1.7 Directors and Officers of USPowerGenCo.
     (a) From and after the Effective Time, the individuals set forth on Exhibit D-l hereto shall be the directors of USPowerGenCo and each of its Subsidiaries until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the applicable Organizational Documents. On or prior to the Closing Date, EBG shall deliver to Astoria evidence reasonably satisfactory to Astoria of the resignations, effective as of the Effective Time, of the directors of EBG and each of its Subsidiaries (other than any director set forth on Exhibit D-l), such resignations to be effective as of the Effective Time, and evidence reasonably satisfactory to Astoria that the individuals set forth on Exhibit D-l have been duly elected as directors of USPowerGenCo, effective as of the Effective Time.
     (b) From and after the Effective Time, the officers set forth on Exhibit D-2 hereto shall be the officers of the USPowerGenCo until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the applicable Organizational Documents. On or prior to the Closing Date, EBG shall deliver to Astoria evidence reasonably satisfactory to Astoria of the resignations, effective as of the Effective Time, of the officers of EBG and each of its Subsidiaries, and evidence reasonably satisfactory to Astoria that the individuals set forth on Exhibit D-2 have been duly appointed as officers of USPowerGenCo, effective as of the Effective Time.
     1.8 True-up. It is the intention of the parties that, as of the Effective Time, the aggregate number of shares of Class A Common Stock to be issued to the holders of EBG Units pursuant to Section 1.3(a) and issuable to holders of Converted Warrants represents the EBG Percentage multiplied by the Relevant Share Number and that the aggregate number of shares of Class B Common Stock to be issued to New Astoria pursuant to Section 1.3(b) represents the New Astoria Percentage multiplied by the Relevant Share Number. If, at the Effective Time, as a result of application of Section 1.3 (a) and Section 1.4, the sum of (a) the aggregate number of shares of USPowerGenCo Common Stock issued or issuable pursuant to Section 1.3(a) plus (b) the number of shares of Class A Common Stock issuable upon exercise of the Converted Warrants (such sum, the “EBG Fully-Diluted Shares”), exceeds 41,719,600, USPowerGenCo shall, for no consideration, issue to New Astoria as promptly as practicable, an additional number of shares of Class B Common Stock such that the number of shares of Class B Common Stock issued pursuant to Section 1.3(b) plus the number of shares of Class B Common Stock issued pursuant to this Section 1.8 equals the New Astoria Percentage multiplied by the Relevant Share Number (in each case determined as of the Effective Time, but giving effect to such issuance). Furthermore, if, at the Effective Time, as a result of application of Section 1.3(a) and Section 1.4, the number of EBG Fully-Diluted Shares is less than 41,719,600, New Astoria shall, for no consideration, deliver as promptly as practicable to USPowerGenCo for cancellation a number of shares of Class B Common Stock such that the number of EBG Fully-Diluted Shares equals the EBG Percentage multiplied by the Relevant Share Number (in each case determined as of the Effective Time, but giving effect to such cancellation). When used herein, “EBG Percentage” means 54.0%, “New Astoria Percentage” means 46.0% and “Relevant Share Number” means a number of shares of USPowerGenCo Common Stock equal to the sum of (i) the number of shares of USPowerGenCo Common Stock issued or issuable to New Astoria pursuant to Section 1.3(b), plus (ii) the number of shares of USPowerGenCo Common Stock issued or issuable to holders of EBG Units pursuant to Section 1.3(a), plus (iii) the number of shares of USPowerGenCo Common Stock issued or issuable upon exercise of the Converted Warrants, plus (iv) the number of shares of Class B Common Stock (if any) which USPowerGenCo is obligated to issue pursuant to this Section 1.8, minus (v) the number of shares of Class B Common Stock (if any) that New Astoria is obligated to deliver for cancellation pursuant to this Section 1.8. For purposes of the foregoing, USPowerGenCo shall at all times keep in its authorized and issued shares of Class B Common Stock, and New Astoria shall keep free and clear of liens (other than liens under the Certificate of Incorporation and liens on transfer under securities laws), a sufficient number of shares of Class B Common Stock to satisfy its obligations hereunder. For all purposes hereof (including USPowerGenCo’s and New Astoria’s obligations pursuant to the immediately foregoing sentence), the type and number of shares otherwise issuable or deliverable under this Section 1.8 shall be equitably adjusted for any split, combination, dividend, reorganization, recapitalization, merger, consolidation or similar transaction affecting the Class B Common Stock after the Closing and prior to satisfaction of USPowerGenCo’s and New Astoria’s obligations hereunder. Furthermore, in the event any regulatory filing or other governmental filing is required in connection with the issuance of Class B Common Stock hereunder, USPowerGenCo shall, and shall cause its Subsidiaries to, and New Astoria shall, cooperate in such filing, and USPowerGenCo shall bear all fees and expenses related to such filing. USPowerGenCo shall take all such action such that, upon issuance, all shares of Class B Common Stock issued pursuant to this Section 1.8 shall be duly authorized, fully paid and nonassessable. In connection with any delivery for cancellation by New Astoria pursuant to this Section 1.8, New Astoria shall be required to represent only that such shares are owned by New Astoria free and clear of liens (other than liens under the Certificate of Incorporation and liens on transfer under securities laws). If the certificate representing the USPowerGenCo Common Stock being delivered for cancellation represents shares in addition to those required to be delivered for cancellation, USPowerGenCo shall promptly deliver to New Astoria a new certificate representing the shares of USPowerGenCo Common Stock not being delivered for cancellation. It is intended that, for tax and corporate law purposes, the issuance of USPowerGenCo Common Stock pursuant to this Section 1.8 shall be a contract right (not a dividend or distribution) and shall be treated for tax purposes as an adjustment to the consideration paid at the Closing.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF EBG
     Except as set forth in the disclosure letter delivered by EBG to Astoria on the date hereof (the “EBG Disclosure Letter”), EBG represents and warrants to Astoria as of the date hereof and as of the Closing Date as follows:
     2.1 Status, etc.
     (a) Organization. Schedule 2.1 (a) of the EBG Disclosure Letter lists all of EBG’s Subsidiaries and their respective jurisdictions of organization. Each of EBG and its Subsidiaries is the type of entity indicated on Schedule 2.1 (a) of the EBG Disclosure Letter, duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has full corporate or other power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Each of EBG and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign entity in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect.

     (b) Authorization, etc. EBG has full limited liability company power and authority to enter into this Agreement and, subject to receipt of the Requisite Consent of EBG Members, to perform its obligations hereunder. The execution, delivery and performance by EBG of this Agreement have been duly authorized by the Board of Directors of EBG, which, along with the Requisite Consent of EBG Members, constitutes all requisite limited liability company authorization on the part of EBG for such action. This Agreement has been duly executed and delivered by EBG and constitutes the valid and binding obligation of EBG, enforceable against EBG in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles. The Board of Directors of EBG, at a meeting duly called and held, duly and adopted resolutions (i) approving this Agreement, the Mergers and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Mergers and the other transactions contemplated by this Agreement are fair and in the best interests of EBG and the members of EBG, (iii) recommending that the members of EBG adopt this Agreement and approve the Mergers and (iv) declaring that this Agreement is advisable.
     2.2 Capitalization.
     (a) EBG. As of the date hereof, the authorized capital of EBG consists of an unlimited number of EBG Units, which may be designated as Class A Units or Class B Units. 3,884,644 Class A Units and 222,316 Class B Units have been validly issued and are outstanding. Schedule 2.2(a) of the EBG Disclosure Letter sets forth, as of the date hereof, all Persons owning of record any outstanding EBG Units and the number and class of EBG Units owned by such Person.
     (b) Subsidiaries. Schedule 2.2(b) of the EBG Disclosure Letter lists for each Subsidiary of EBG the equity interests of such Subsidiary that are authorized, the equity interests of such Subsidiary that are issued and outstanding and the Persons owning such issued and outstanding equity interests. All issued and outstanding equity interests of EBG’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Persons listed in Schedule 2.2(b) of the EBG Disclosure Letter free and clear of any Liens.
     (c) Warrants. As of the date hereof, EBG has granted or issued and has outstanding EBG Warrants owned by the Persons and relating to the number of EBG Units listed in Schedule 2.2(c) of the EBG Disclosure Letter.
     (d) Agreements with Respect to EBG Units, etc. Other than as set forth in the Organizational Documents of EBG, or in Section 2.2(c) hereof, there are no (i) preemptive or similar rights on the part of any holders of any class of securities of EBG or any of its Subsidiaries; (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements, commitments, arrangements or understandings of any kind obligating EBG or any of its Subsidiaries, contingently or otherwise, to issue or sell, or cause to be issued and sold, any EBG Units of or other equity interest of any class of EBG or any of its Subsidiaries or any securities convertible into or exchangeable for any such EBG Units or equity interests; (iii) unitholder agreements, voting trusts or other agreements or understandings to which EBG or any of its Subsidiaries is a party or to which EBG or any of its Subsidiaries is bound relating to the voting, purchase, redemption or other acquisition of any EBG Units or other capital securities of EBG or any of its Subsidiaries; or (iv) outstanding distributions, whether current or accumulated, due or payable on any of the equity interests of EBG or any of its Subsidiaries.
     (e) Equity Interests. Except for its Subsidiaries, EBG does not own equity securities or interests in any other Person. EBG is not a party to any stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of capital stock or equity interests in any other Person.
     2.3 Conflicts, Consents.
     (a) Conflicts. The execution and delivery of this Agreement by EBG, and the performance of its obligations hereunder (i) do not conflict with the Organizational Documents of EBG or any of its Subsidiaries, or (ii) subject to obtaining the Consents referred to in Section 2.3(b) or Schedule 2.3(b) of the EBG Disclosure Letter, (x) do not conflict with, violate, breach or result in a default under (with or without the giving of notice or the lapse of time), give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, any Permit or any Contract to which EBG or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound or result in the creation or imposition of any Liens other than Liens created by or resulting from the actions of Astoria or any of its Affiliates, or (y) violate any law applicable to EBG or any of its Subsidiaries, except in the case of clauses (x) or (y) for such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses of benefits and Liens that would not, individually or in the aggregate, reasonably be expected to be material and adverse to EBG and its Subsidiaries, taken as a whole.
     (b) Consents. Except as may be required (i) under the HSR Act, (ii) from FERC under Section 203 of the Federal Power Act, or (iii) by the NYPSC under Section 70 of the New York Public Service Law in the absence of a ruling declaring that the NYPSC will not review the Mergers under Section 70 because the WallKill presumption is satisfied, no Consent of or with any court, Governmental Entity or third Person is required to be obtained by EBG or any of its Subsidiaries in connection with the execution and delivery of this Agreement by EBG or the performance of its obligations hereunder, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material and adverse to EBG and its Subsidiaries, taken as a whole.
     2.4 Financial Statements. Schedule 2.4(a) of the EBG Disclosure Letter contains complete and correct copies of consolidated statements of operations, members’ capital (deficit) and cash flows of EBG and its Subsidiaries for the fiscal year ended December 31, 2005 and a consolidated balance sheet of EBG and its Subsidiaries as at such date, together with the notes thereto (the “EBG Annual Financial Statements”), audited by KPMG LLP, EBG’s certified public accountants, complete and correct copies of unaudited consolidated statements of operations, members’ capital (deficit) and cash flows of EBG and its Subsidiaries for the nine months ended September 30, 2006 and an unaudited consolidated balance sheet of EBG and its Subsidiaries as at such date (the “EBG September 2006 Financial Statements”) and a preliminary and unaudited summary consolidated balance sheet of EBG and its Subsidiaries as at December 31, 2006 (the “EBG Preliminary December 2006 Balance Sheet” and together with the EBG September 2006 Financial Statements, the “EBG Interim Financial Statements”); provided that, with respect to the EBG Preliminary December 2006 Balance Sheet, no representation or warranty is being made pursuant to this Section 2.4 to the extent relating to (i) additional adjustments to reflect the mark-to-market values of assets or liabilities related to any swap or hedge arrangements of EBG and its Subsidiaries, (ii) the final provision or benefit for income taxes for 2006, including the amount of any deferred tax asset or deferred tax liability arising from the difference between book and tax treatment of depreciation of assets and differences in the timing of recognition of income and expenses for book and tax purposes, or (iii) other adjustments which may be required (x) in completing the 2006 closing of the accounting books and records of EBG and its Subsidiaries or (y) as a result of completion of the audit of the 2006 consolidated financial statements of EBG and its Subsidiaries, none of which are currently expected to be material. The EBG Interim Financial Statements, together with the EBG Annual Financial Statements, are the “EBG Financial Statements”. The EBG Financial Statements have been prepared in accordance with generally accepted accounting principles as applied in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as otherwise noted therein or herein and except that the EBG Interim Financial Statements are subject to year-end adjustment and do not contain all footnote disclosures required by GAAP, which footnote disclosures would either (a) be substantially consistent, including with respect to amount and contingencies, with the footnotes contained in the EBG Annual Financial Statements, or (b) not, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of EBG and its Subsidiaries taken as a whole) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of EBG and its consolidated Subsidiaries, as at the dates thereof or for the periods presented therein.

     2.5 Absence of Undisclosed Liabilities. Except (i) as reflected in the EBG Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business since December 31, 2005 (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law or lawsuit) and (iii) for liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, EBG and its Subsidiaries have not incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of EBG and its consolidated Subsidiaries or the footnotes thereto prepared in accordance with GAAP in a manner consistent with the EBG Financial Statements.
     2.6 Events Subsequent to Latest Financial Statements. Since December 31, 2005 through the date hereof, other than in connection with the transactions contemplated by this Agreement, EBG and its Subsidiaries have conducted their business in the ordinary course, in substantially the same manner in which it has been previously conducted, EBG and its Subsidiaries have not suffered any Material Adverse Effect and none of EBG or any of its Subsidiaries has:
     (a) amended its Organizational Documents;
     (b) issued any notes, bonds or other debt securities or any equity securities or rights convertible, exchangeable or exercisable into any equity securities;
     (c) purchased or redeemed any of its equity securities;
     (d) incurred any long-term indebtedness for borrowed money or entered into any guaranty in excess of $500,000 in the aggregate, other than revolver borrowings incurred in the ordinary course of business;
     (e) mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Permitted Liens;
     (f) made any capital expenditures or commitments therefor that, individually or in combination with related expenditures or commitments, amount to more than $1,000,000;
     (g) delayed or postponed the payment of accounts payable or commissions or any other liability or obligation or negotiated with any party to extend the payment date of accounts payable or commissions or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable, except in the case of any of the foregoing, in the ordinary course of business;

     (h) except as required by GAAP or required by a change in applicable law, statute, rule or regulation, made any material change in its accounting principles or the methods by which such principles are applied for financial accounting purposes;
     (i) except as required by a change in applicable law, made any material change in its Tax accounting principles or its Tax elections;
     (j) adopted, modified, or terminated any EBG Benefit Plan or EBG Employment Agreement, or increased the compensation of any officer or employee, other than (i) in the ordinary course of business, (ii) to comply with applicable law or (iii) as required pursuant to existing contracts or agreements;
     (k) implemented any plant closing or other layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act, as amended, or any similar foreign, state or local law, regulation or ordinance;
     (1) disposed or agreed to dispose of any material properties or assets in an amount in excess of $500,000 in any individual case or $1,000,000 in the aggregate (in the case of related dispositions) or acquired or agreed to acquire assets or properties in an amount in excess of $500,000 in any individual case or $1,000,000 in the aggregate (in the case of related acquisitions), in each case other than sales of fuel, power or energy, in the ordinary course of business;
     (m) merged or consolidated with, purchased substantially all of the assets of, or otherwise acquired any business or any Person;
     (n) materially amended any EBG Material Contract or terminated any material contract, other than in the ordinary course of business;
     (o) instituted or settled any claim or lawsuit involving equitable or injunctive relief or damages of more than $1,000,000;
     (p) canceled or forgiven any material debts or claims;
     (q) made any changes to its hedging policies or risk management policies; or
     (r) declared or paid distributions on its equity securities except intercompany dividends and distributions and tax distributions to its members payable in accordance with its limited liability company operating agreement.
     2.7 Tax Matters. Except as reflected or reserved against in the EBG Financial Statements and for matters that would not reasonably be expected to be material, either individually or in the aggregate, (a) each Tax Return required to have been filed by EBG or any of its Subsidiaries has been timely filed and each such Tax Return is accurate and complete, (b) all Taxes required to be paid by EBG and its Subsidiaries (whether or not shown as due on such Tax Returns) have been paid, (c) all Employment and Withholding Taxes required to be paid or withheld by or on behalf of EBG or any of its Subsidiaries have been paid or properly set aside in accounts for such purpose, (d) no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by EBG or any of its Subsidiaries is in effect as of the date hereof, (e) neither EBG nor any of its Subsidiaries is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other taxing authority) within which to file any Tax Return not previously filed, (f) as of the date hereof, there are not pending any audits, examinations or other proceedings in respect of Taxes payable by EBG or any of its Subsidiaries, (g) neither EBG nor any of its Subsidiaries is a party to any Tax sharing or Tax allocation agreement with any other Person or has liability for Taxes of any other Person (other than EBG or any of its Subsidiaries) (I) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Tax law) or (II) as a transferee or successor, (h) neither EBG nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or 361, and (i) neither EBG nor any of its Subsidiaries has engaged in a “listed” transaction within the meaning of Treasury Regulations Section 1.6011-4.
     2.8 Litigation. There is no judicial or administrative action, criminal charge, civil or criminal complaint, claim, suit, proceeding or investigation pending or, to the Knowledge of EBG, threatened against EBG or any of its Subsidiaries or any of the EBG Owned Real Property or the EBG Leased Real Property, in each case, before any Governmental Entity, that (a) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (b) questions the validity of this Agreement or any action taken or to be taken by EBG or any of its Subsidiaries in connection herewith.
     2.9 Compliance with Laws; Permits.
     (a) Neither EBG nor any of its Subsidiaries is in, and none of EBG or any of its Subsidiaries is in receipt of any written notice of any, violation of any law, statute, rule, regulation, judgment, order, decree, permit, concession, franchise or other governmental authorization or approval applicable to it or to any of its properties, and EBG and its Subsidiaries have complied in all material respects with all laws, statutes, riles, regulations, judgments, orders, decrees, permits, concessions, franchises, and other governmental authorizations or approvals applicable to it or its properties, except, for any such violations or non-compliance which would not, individually or in the aggregate, reasonably be expected to be material to EBG and its Subsidiaries, taken as a whole.

     (b) All of the licenses, permits and other governmental authorizations necessary to conduct the business of EBG and its Subsidiaries as presently conducted (collectively, the “EBG Permits”) have been duly obtained, are held by EBG or its Subsidiaries and are in full force and effect, except in each case where such a failure would not reasonably be expected to have a Material Adverse Effect. No event has occurred or other fact exists with respect to the Permits that allows, or after notice or lapse of time or both would allow, revocation or termination of any of the Permits or would result in any other impairment of the rights of the holder of any of the Permits that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
     (c) This Section 2.9 does not relate to tax matters, employee benefits matters or environmental matters, which are provided for in Sections 2.7, 2.1l and 2.17, respectively.
     2.10 Regulatory Status.
     (a) Schedule 2.10(a) of the EBG Disclosure Letter sets forth, the name, location, nominal capacity and EBG’s direct or indirect ownership of each generating facility owned directly or indirectly, in whole or in part, by EBG or any of its Subsidiaries (the “EBG Facilities”). Each of the EBG Project Company Subsidiaries meets the requirements for, and has made the necessary filing with, or has been determined by, FERC to be an exempt wholesale generator (“EWG”) within the meaning of Section 1262(6) of PUHCA. Each of BG and the EBG Project Company Subsidiaries is authorized by FERC pursuant to Section 205 of the FPA to sell electric power, including energy and capacity and ancillary services, at market-based rates and has received such waivers and blanket authorizations as are customarily granted by FERC to entities authorized to sell electric power at market-based rates, including, but not limited to, authorization to issue securities and assume obligations or liabilities pursuant to Section 204 of the FPA.
     (b) There are no pending FERC proceedings in which the EWG status (as applicable), market-based rate authority or the FPA Section 204 authority of BG or any EBG Project Company Subsidiary is subject to withdrawal, revocation or material modification other than (i) FERC rulemakings of general applicability, including, but not limited to, Market-Based Rates for Wholesale Sales of Energy, Capacity and Ancillary Services by Public Utilities in Docket No. RM04-7-000 and (ii) FERC proceedings concerning ISO New England market rules including, but not limited to, market mitigation measures as may apply to BG or such EBG Project Company Subsidiary and similarly situated sellers of wholesale electric power with market-based rates.
     (c) EBG, BG and each EBG Project Company Subsidiary is in full compliance in all material respects with the terms and conditions of all orders issued by

FERC under Section 203 of the FPA and obtained by EBG, BG or any EBG Project Company Subsidiary.
     (d) Each of EBG and BG is a “holding company” within the meaning of Section 1262(8) of PUHCA solely with respect to its ownership of one or more EWGs, and is not subject to or is otherwise exempt from regulation under PUHCA except for regulation under Section 1265 of PUHCA.
     (e) EBG and each of its Subsidiaries has filed or caused to be filed with the applicable state or local utility commissions or utility regulatory bodies and the FERC, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it with respect to EBG and each of its Subsidiaries’ businesses and each EBG Facility under all applicable laws and PUHCA and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed.
     (f) No order, judgment or decree shall have been issued or proposed to be issued by any Governmental Entity that, as a result of the construction, ownership, leasing or operation of any EBG Facility by EBG or any of its Subsidiaries, the sale of electricity therefrom by BG or the EBG Project Company Subsidiaries, or any transaction contemplated hereby, could reasonably be expected to cause or deem EBG or any of its Subsidiaries to be subject to, and not exempted from, regulation under PUHCA, except for regulation under Section 1265 of PUHCA.
     (g) EBG has disclosed to Astoria all information regarding EBG and each of its Subsidiaries, their respective businesses, financial conditions and corporate governance, directors, officers and affiliates, any agreements and arrangements among such Persons regarding their direct and indirect interests in EBG and each of its Subsidiaries and the allocation among such Persons of economic and management rights relating to EBG and its Subsidiaries that could be reasonably expected to affect the ability of the parties to obtain any approval, Consent or authorization of any Governmental Entity under the FPA or any other federal, state or local energy law or regulation (including any Section 203 approval) or to make any requisite filing with any Governmental Entity under the FPA or any other federal, state or local energy law or regulation, in any case necessary for or required as a result of the execution, delivery and performance of this Agreement.
     2.11 Employee Benefits.
     (a) Company Benefit Plans; Employment Agreements. Schedule 2.11 (a)(i) of the EBG Disclosure Letter contains a complete and accurate list of each material Plan that is maintained, contributed to or established by EBG or any of its ERISA Affiliates or under which any such Person has any current or contingent obligation and under which any current or former officer, director, consultant or employee of EBG or any of its ERISA Affiliates, or the beneficiaries or dependents of any such person, is or will become eligible to participate or derive a benefit (“EBG Benefit Plans”). Schedule 2.1 l(a)(ii) of the EBG Disclosure Letter sets forth all written employment, severance and retention agreements other than any such agreement (x) that, by its terms, may be terminated or canceled by EBG or any Subsidiary with notice of not more than the greater of 120 days and the period of notice required under applicable law, in each case without penalty and (y) providing for the payment of annual salary and bonus or severance payments less than $250,000 in any one case (“EBG Employment Agreements”).
     (b) Compliance; Liability. Each EBG Benefit Plan has been operated and administered in accordance with its terms and with applicable law, except for any failure to do so that would not reasonably be expected to have a Material Adverse Effect. All contributions required to have been made by EBG and its Subsidiaries under any EBG Benefit Plan have been made by the due date therefor (including any extensions). There is no pending or, to the Knowledge of EBG, threatened material legal action, suit or claim relating to EBG Benefit Plans (other than routine claims for benefits). EBG and its ERISA Affiliates have engaged in no transaction with respect to any EBG Benefit Plan that, assuming the taxable period of such transaction has expired as of the date hereof, would reasonably be expected to subject EBG and its Subsidiaries to a tax or penalty imposed by either section 4975 of the Code or section 502(i) of ERISA that would reasonably be expected to have a Material Adverse Effect. Neither EBG nor any of its Subsidiaries is in breach of any EBG Employment Agreement.
     (c) Tax Qualification. Each EBG Benefit Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the Knowledge of EBG, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status.
     (d) Title IV of ERISA. Neither EBG nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA or is subject to section 302 of ERISA or section 412 of the Code, and no event, transaction or condition exists that would result in any material liability to the EBG Surviving Company or any ERISA Affiliate following the Closing. No EBG Benefit Plan is or was a plan subject to Code section 412 or section 302 or Title IV of ERISA, a “multiemployer plan” as defined in section 3(37) of ERISA, or “multiple employer plan” under section 4063 of ERISA.
     (e) Triggering Events. Neither the execution of this Agreement nor the performance of the obligations hereunder by EBG or its Subsidiaries shall by itself or in connection with any other event require a payment, or cause the accelerated vesting or timing of a right to a payment, under any EBG Benefit Plan or under any EBG Employment Agreement. The performance of the obligations hereunder by EBG or its Subsidiaries will not, by itself or in connection with other events, result in any payment under any EBG Benefit Plan or under any EBG Employment Agreement that would constitute an “excess parachute payment” for purposes of section 280G or 4999 of the Code.
     (f) Documents. With respect to each EBG Benefit Plan, EBG has made available to Astoria true and complete copies of the following documents, to the extent applicable: (i) the most recent Plan document and all amendments thereto; (ii) the most recent trust instrument and insurance contracts and any other funding or investment agreements; (iii) the Form 5500 and accompanying schedules for the current year and the immediately preceding three years filed with the IRS; (iv) the most recent summary plan description; and (v) the most recent determination letter issued by the IRS. EBG has made available to Astoria true and complete copies of EBG Employment Agreements.
     (g) Neither EBG nor any of its Subsidiaries or ERISA Affiliates has any obligation to provide health benefits or other benefits to retired or other former employees, except as specifically required by section 4980B of the Code or Part 6 of Title I of ERISA, and EBG and each of its Subsidiaries or ERISA Affiliates has complied in all material respects with the requirements of Code section 4980B and such Part 6. Schedule 2.1l(g) of the EBG Disclosure Letter sets forth a list of all employees on or eligible for COBRA.
     2.12 Labor Matters. No labor strike, material labor dispute, or concerted work stoppage is currently pending or, to the Knowledge of EBG, threatened with respect to any employee of EBG or its Subsidiaries. Each of EBG and its Subsidiaries is in compliance with all applicable labor laws in connection with the employment of its employees, except for such non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. None of EBG or any of its Subsidiaries is party to or bound by any Contract or other agreement with any labor union representing its employees or collective bargaining agreement and, to the Knowledge of EBG, there are no activities or proceedings of any labor union to organize any such employees.
     2.13 Real Property; Tangible Property.
     (a) Schedule 2.13(a) of the EBG Disclosure Letter lists all material items of real property either owned by EBG or its Subsidiaries (the “EBG Owned Real Property”) or leased by EBG or its Subsidiaries (the “EBG Leased Real Property”). EBG and its Subsidiaries have good and marketable fee simple title to the EBG Owned Real Property listed on Schedule 2.13(a) and valid leasehold interests in the EBG Leased Real Property listed on Schedule 2.13(a), in each case free and clear of all Liens except for Permitted Liens. None of EBG or any of its Subsidiaries owns or holds, has granted or is obliged under any contractual right to purchase, acquire, sell or dispose of any EBG Owned Real Property. None of EBG or any of its Subsidiaries is obligated under any agreement to purchase or acquire any EBG Leased Real Property.
     (b) The EBG Owned Real Property and the EBG Leased Real Property, together with easements appurtenant thereto, include all of the material real property used or held for use in connection with or otherwise required to carry on the business of EBG and its Subsidiaries, as currently conducted.
     (c) Schedule 2.13(c) of the EBG Disclosure Letter contains a complete and correct list of all real property leases relating to the EBG Leased Real Property to which EBG or any of its Subsidiaries is a party or is bound (the “EBG Leases”). EBG has made available to Astoria correct and complete copies of the EBG Leases, including all amendments, modifications, and extensions thereto and guarantees thereof. Under each of the EBG Leases, the tenant thereunder enjoys peaceful and undisturbed possession of and has the exclusive right to use and occupy its respective EBG Leased Real Property. Each of the EBG Leases (including any option to purchase contained therein) is in full force and effect and, to the Knowledge of EBG, is enforceable against the landlord which is party thereto in accordance with its terms, and there exists no default or event of default (or any event that with notice or lapse of time or both would become a default) on the part of EBG or any of its Subsidiaries under any EBG Leases, except for such failures to be in full force and effect and defaults as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.
     (d) EBG and its Subsidiaries have legal and beneficial ownership of all of their respective tangible personal property and assets included in the EBG Financial Statements for the fiscal year ended December 31, 2005, except for properties and assets disposed of in the ordinary course of business since December 31, 2005, in each case free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected to have a Material Adverse Effect, EBG and its Subsidiaries own or have the right to use all of the properties and assets necessary for the conduct of their business as currently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purpose for which it is currently used.
     (e) Each parcel included in EBG Owned Real Property is assessed for real property tax purposes as a wholly-independent tax lot, separate and apart from any adjoining land or improvements not constituting a part of that parcel.

     2.14 Intellectual Property.
     (a) Schedule 2.14(a) of the EBG Disclosure Letter lists all material trademarks, trade names, service marks, copyrights and patents that, as of the date hereof, are registered or subject to an application for registration (collectively, “Intellectual Property”) that are owned by EBG or any of its Subsidiaries and are material to the conduct of the business of EBG or any of its Subsidiaries, as currently conducted (“EBG Owned Intellectual Property”). EBG and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to protect and maintain in force the EBG Owned Intellectual Property and to protect the confidentiality of trade secrets used in the operation of the business. Except for infringements, claims, demands, proceedings and defects in rights that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) to the Knowledge of EBG, the use of the EBG Owned Intellectual Property by EBG and its Subsidiaries as currently used does not infringe on the Intellectual Property rights of any Person and (ii) there is no claim or demand of any Person pertaining to, or any proceeding that is pending or, to the Knowledge of EBG, threatened that challenges the rights of EBG or any of its Subsidiaries in respect of, any EBG Owned Intellectual Property.
     (b) Schedule 2.14(b) of the EBG Disclosure Letter lists all material written licenses to Intellectual Property or trade secrets (other than licenses for “off-the-shelf software) to which EBG or any of its Subsidiaries is a party, pursuant to which (i) EBG or such Subsidiary permits any Person to use any of the EBG Owned Intellectual Property or trade secrets owned by EBG or such Subsidiary, or (ii) any Person permits EBG or such Subsidiary to use any Intellectual Property or trade secrets not owned by EBG or such Subsidiary that are necessary for the conduct of the business of EBG or any of its Subsidiaries as currently conducted (collectively, the “EBG Licenses”). EBG has made available to Astoria copies of all of the EBG Licenses. Neither EBG nor any of its Subsidiaries, nor, to the Knowledge of EBG, any other party thereto, is in default under any EBG License, and each EBG License is in full force and effect as to EBG or Subsidiary thereof party thereto and, to the Knowledge of EBG, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.
     2.15 Contracts. Schedule 2.15 of the EBG Disclosure Letter lists, as of the date hereof, all EBG Material Contracts (other than Organizational Documents of any of the Subsidiaries, agreements related to employee benefits, agreements related to labor matters, real property leases and agreements related to intellectual property, the last four of which are provided for in Sections 2.11, 2.12, 2.13, and 2.14, respectively). The term “EBG Material Contracts” means all of the following types of Contracts to which EBG or any of its Subsidiaries is a party or by which EBG or any of its Subsidiaries or any of their respective properties is bound as of the date hereof:
     (a) all material gas pipeline interconnection agreements, gas supply agreements, gas purchase and sale agreements and gas transportation agreements;
     (b) all material fuel, supply or transportation agreements (including fuel and oil transportation agreements);
     (c) all power purchase agreements (involving more than 10% of any EBG Facility’s nominal capacity or having a term of more than one month) and all material water supply agreements, wastewater disposal agreements, any waste disposal agreements, electricity transmission agreements and electricity interconnection agreements;
     (d) all material swap, exchange, commodity option or hedging agreements or similar arrangements;
     (e) all material operating and maintenance agreements, management agreements, administrative services agreements and long term service agreements;
     (f) all Contracts (other than ordinary course maintenance Contracts) requiring a future capital expenditure or known commitment by EBG or any of its Subsidiaries in excess of $1,000,000 in any twelve month period;
     (g) all contracts requiring known or liquidated expenditures or payments to or from EBG or any of its Subsidiaries in excess of $1,000,000 in any calendar year, other than those that can be terminated without material penalty to EBG or any of its Subsidiaries, as applicable, upon not more than sixty (60) days’ notice;
     (h) all contracts or agreements under which the EBG or any of its Subsidiaries is obligated to sell real or personal property having a value in excess of $1,000,000;
     (i) mortgages, indentures, loan or credit agreements, security agreements, and other agreements and instruments relating to the borrowing of money or extension of credit in any case in excess of $1,000,000;
     (j) joint venture and limited partnership agreements (other than limited partnerships of which EBG owns 100% of the partnership interests);

     (k) all contracts to which EBG or any of its Subsidiaries is party that contain a covenant not to compete applicable to EBG or any of its Subsidiaries or their respective Affiliates or otherwise restrict any of EBG or any of its Subsidiaries or their respective Affiliates from engaging in any line of business in the electricity or power industry or generating, developing or distributing, or other rights with respect to, electricity or power (other than term loan agreements, indentures or similar financing contracts typical to the electricity or power industry containing customary restrictive covenants);
     (1) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition, lease or disposition by EBG or its Subsidiaries of material assets and properties (other than in the ordinary course of business) or any equity interest of EBG or its Subsidiaries, in each case which was entered into by EBG or its Subsidiaries after December 31, 2005 or under which EBG or its Subsidiaries has any executory indemnification obligations;
     (m) credit support guarantees, letters of credit or other agreements by which EBG or any of its Subsidiaries guarantees or otherwise provides support for the obligations of another Person other than EBG or any of its Subsidiaries, in each case with respect to amounts in excess of $1,000,000; and
     (n) securityholder agreements, voting trusts or other agreements or understandings to which EBG or any of its Subsidiaries is a party or to which EBG or any of its Subsidiaries is bound relating to the voting, purchase, redemption or other acquisition of any equity securities of EBG or any of its Subsidiaries.
EBG has made available to Astoria copies of all of the EBG Material Contracts. Each such EBG Material Contract is a valid and binding agreement of EBG or one of its Subsidiaries and, to the Knowledge of EBG, the counterparty thereto, and is in full force and effect, and neither EBG nor any of its Subsidiaries nor, to the Knowledge of EBG, any other Person is in default under any EBG Material Contract, except for such failures to be in full force and effect and defaults as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.
     2.16 Insurance. Schedule 2.16 of the EBG Disclosure Letter lists all of the policies of insurance, other than real property title insurance policies, maintained by EBG or any of its Subsidiaries for the policy year that includes the date hereof. Each such policy is in full force and effect. All policy premiums due and payable with respect to all periods specified in Schedule 2.16 of the EBG Disclosure Letter have either been paid or adequate provision for the payment by EBG or a Subsidiary thereof has been made. Neither EBG nor any of its Subsidiaries has received any written notice of any material increase of premiums with respect to, or cancellation or non-renewal of, any of such insurance policies.
     2.17 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect:
     (a) EBG and its Subsidiaries are and have been in compliance with all applicable Environmental Laws;
     (b) EBG and its Subsidiaries have obtained, and are in compliance with, all permits, licenses and other authorizations required under applicable Environmental Laws for their operations and the ownership of the EBG Owned Real Property and the occupation of the EBG Leased Real Property;
     (c) neither EBG nor any of its Subsidiaries has received from any Person any written notice of violation, alleged violation, non-compliance, liability or potential liability under Environmental Laws, other than matters that have been settled and resolved without future obligation;
     (d) no complaint, claim, suit, investigation, judicial proceeding or governmental or administrative action is pending, or to the Knowledge of EBG, threatened, under any applicable Environmental Law relating to EBG or any of its Subsidiaries, the EBG Owned Real Property or the EBG Leased Real Property;
     (e) neither EBG nor any of its Subsidiaries has any liability with respect to, or any obligation to investigate or remediate any condition resulting from the release or threatened release of Hazardous Substances; and
     (f) none of the EBG Owned Real Property or the EBG Leased Real Property is subject to any activity or use restriction, or other deed restriction, that was implemented pursuant to any Environmental Law or as a result of the presence or remediation of Hazardous Substances, and that would reasonably be expected to limit, hinder or interfere with the current or future operations at such real property.
EBG has provided to Astoria all environmental site assessments, audits, investigations and studies in the possession, custody or control of EBG or any of its Subsidiaries relating to properties or assets currently or formerly owned, leased, or operated by EBG or any of its Subsidiaries.
     Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, matters arising under Environmental Laws shall be governed exclusively by this Section 2.17.

     2.18 Affiliate Transactions. Except for any such agreements among EBG and its wholly owned subsidiaries, neither EBG nor any of its Subsidiaries is a party to any agreement with any Affiliate or any member of EBG.
     2.19 Brokers. Other than with respect to Lehman Brothers whose fees and expenses will be paid by the EBG Surviving Company, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of EBG in such manner as to give rise to any valid claim against USPowerGenCo, the Astoria Surviving Company or the EBG Surviving Company for any brokerage or finder’s commission, fee or similar compensation.
     2.20 Formation of USPowerGenCo, Astoria MergerCo and EBG MergerCo; No Prior Activities. Each of USPowerGenCo, Astoria MergerCo and EBG MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Closing Date, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, none of USPowerGenCo, Astoria MergerCo and EBG MergerCo has incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     2.21 Appraisal Rights. No member of EBG shall have any appraisal or similar rights as a result of the EBG Merger.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
ASTORIA
          Except as set forth in the disclosure letter delivered by Astoria to EBG on the date hereof (the “Astoria Disclosure Letter”), Astoria represents and warrants to EBG as of the date hereof and as of the Closing Date as follows:
     3.1 Status, etc.
     (a) Organization. Schedule 3.1(a)of the Astoria Disclosure Letter lists all of Astoria’s Subsidiaries and their respective jurisdictions of organization. Each of Astoria and its Subsidiaries is the type of entity indicated on Schedule 3.1 (a) of the Astoria Disclosure Letter, duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has full corporate or other power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Each of Astoria and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign entity in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect.
     (b) Authorization, etc. Astoria has full limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Astoria of this Agreement have been duly authorized by the Board of Directors of Astoria and the unanimous consent of all members of Astoria, which constitute all requisite limited liability company authorization on the part of Astoria for such action. This Agreement has been duly executed and delivered by Astoria and constitutes the valid and binding obligation of Astoria, enforceable against Astoria in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
     3.2 Capitalization.
     (a) Astoria. As of the date hereof, the authorized capital of Astoria consists of 32,001,086 total Astoria Units, of which 32,000,000 are designated Series A Voting Common Units and 1,086 are designated Series B Nonvoting Common Units. 31,440,000 Series A Voting Common Units and 1,086 Series B Nonvoting Common Units have been validly issued and are outstanding. Schedule 3.2(a) of the Astoria Disclosure Letter sets forth, as of the date hereof, all Persons owning of record any outstanding Astoria Units and the number and series of Astoria Units owned by such Person. Immediately prior to the Closing and after giving effect to the Exchange, New Astoria shall own all outstanding Astoria Units and each member of New Astoria shall own the same number and series of New Astoria units as the number and series of Astoria Units owned by such member immediately prior to the Exchange.
     (b) Subsidiaries. Schedule 3.2(b) of the Astoria Disclosure Letter lists for each Subsidiary of Astoria the equity interests of such Subsidiary that are authorized, the equity interests of such Subsidiary that are issued and outstanding and the Persons owning such issued and outstanding equity interests. All issued and outstanding equity interests of Astoria’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Persons listed in Schedule 3.2(b) of the Astoria Disclosure Letter free and clear of any Liens.
     (c) Agreements with Respect to Astoria Units, etc. Other than as set forth in the Organizational Documents of Astoria and the Exchange Agreement, there are no (i) preemptive or similar rights on the part of any holders of any class of securities of Astoria or any of its Subsidiaries; (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements, commitments, arrangements or understandings of any kind obligating Astoria or any of its Subsidiaries, contingently or otherwise, to issue or sell, or cause to be issued and sold, any Astoria Units of or other equity interest of any class of Astoria or any of its Subsidiaries or any securities convertible into or exchangeable for any such Astoria Units or equity interests; (iii) unitholder agreements, voting trusts or other agreements or understandings to which Astoria or any of its Subsidiaries is a party or to which Astoria or any of its Subsidiaries is bound relating to the voting, purchase, redemption or other acquisition of any Astoria Units or other capital securities of Astoria or any of its Subsidiaries; or (iv) outstanding distributions, whether current or accumulated, due or payable on any of the equity interests of Astoria or any of its Subsidiaries.
     (d) Equity Interests. Except for its Subsidiaries, Astoria does not own equity securities or interests in any other Person. Astoria is not a party to any stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of capital stock or equity interests in any other Person.
     3.3 Conflicts, Consents.
     (a) Conflicts. The execution and delivery of this Agreement by Astoria, and the performance of its obligations hereunder (i) do not conflict with the Organizational Documents of Astoria or any of its Subsidiaries, or (ii) subject to obtaining the Consents referred to in Section 3.3(b) or Schedule 3.3(b) of the Astoria Disclosure Letter, (x) do not conflict with, violate, breach or result in a default under (with or without the giving of notice or the lapse of time), give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, any Permit or any Contract to which Astoria or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound or result in the creation or imposition of any Liens other than Liens created by or resulting from the actions of EBG or any of its Affiliates, or (y) violate any law applicable to Astoria or any of its Subsidiaries, except in the case of clauses (x) or (y) for such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses of benefits and Liens that would not, individually or in the aggregate, reasonably be expected to be material and adverse to Astoria and its Subsidiaries, taken as a whole.
     (b) Consents. Except as may be required (i) under the HSR Act, (ii) from the FERC under Section 203 of the Federal Power Act, or (iii) by the NYPSC under Section 70 of the New York Public Service Law in the absence of a ruling declaring that the NYPSC will not review the Mergers under Section 70 because the Wallkill presumption is satisfied, no Consent of or with any court, Governmental Entity or third Person is required to be obtained by Astoria or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Astoria or the performance of its obligations hereunder, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material and adverse to Astoria and its Subsidiaries, taken as a whole.
     3.4 Financial Statements. Schedule 3.4(a) of the Astoria Disclosure Letter contains complete and correct copies of consolidated statements of operations, changes in unitholder’s equity and cash flows of Astoria and its Subsidiaries for the fiscal year ended December 31, 2005 and a consolidated balance sheet of Astoria and its Subsidiaries as at such date, together with the notes thereto (the “Astoria Annual Financial Statements”), audited by KPMG LLP, Astoria’s certified public accountants at such date and for such period, and complete and correct copies of unaudited consolidated statements of operations, changes in unitholders’ equity and cash flows of Astoria and its Subsidiaries for the period beginning February 24, 2006 and ended September 30, 2006 and an unaudited consolidated balance sheet of Astoria and its Subsidiaries as at September 30, 2006 (the “Astoria September 2006 Financial Statements”) and an unaudited summary consolidated balance sheet of Astoria and its Subsidiaries as at December 31, 2006 (the “Astoria December 2006 Balance Sheet” and together with the Astoria September 2006 Financial Statements, the “Astoria Interim Financial Statements”); provided that, with respect to the Astoria December 2006 Balance Sheet, no representation or warranty is being made pursuant to this Section 3.4 to the extent relating to (i) additional adjustments to reflect the mark-to-market values of assets or liabilities related to any swap or hedge arrangements of Astoria and its Subsidiaries, (ii) the final provision or benefit for income taxes for 2006, including the amount of any deferred tax asset or deferred tax liability arising from the difference between book and tax treatment of depreciation of assets and differences in the timing of recognition of income and expenses for book and tax purposes, or (iii) other adjustments which may be required (x) in completing the 2006 closing of the accounting books and records of Astoria and its Subsidiaries or (y) as a result of completion of the audit of the 2006 consolidated financial statements of Astoria and its Subsidiaries, none of which are currently expected to be material. The Astoria Interim Financial Statements, together with the Astoria Annual Financial Statements, are the “Astoria Financial Statements”. The Astoria Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein or herein and except that the Astoria Interim Financial Statements are subject to year-end adjustment and do not contain all footnote disclosures required by GAAP, which footnote disclosures would either (a) be substantially consistent, including with respect to amount and contingencies, with the footnotes contained in the Astoria Annual Financial Statements, or (b) not, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of Astoria and its Subsidiaries taken as a whole) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Astoria and its consolidated Subsidiaries, as at the dates thereof or for the periods presented therein.

     3.5 Absence of Undisclosed Liabilities. Except (i) as reflected in the Astoria Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business since February 24, 2006 (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law or lawsuit) and (iii) for liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, Astoria and its Subsidiaries have not incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of Astoria and its consolidated Subsidiaries or the footnotes thereto prepared in accordance with GAAP in a manner consistent with the Astoria Financial Statements.
     3.6 Events Subsequent to Latest Financial Statements. Since February 24, 2006 through the date hereof, other than in connection with the transactions contemplated by this Agreement, Astoria and its Subsidiaries have conducted their business in the ordinary course, in substantially the same manner in which it has been previously conducted, Astoria and its Subsidiaries have not suffered any Material Adverse Effect and none of Astoria or any of its Subsidiaries has:
     (a) amended its Organizational Documents;
     (b) issued any notes, bonds, or other debt securities or any equity securities or rights convertible, exchangeable or exercisable into any equity securities;
     (c) purchased or redeemed any of its equity securities;
     (d) incurred any long-term indebtedness for borrowed money or entered into any guaranty in excess of $500,000 in the aggregate, other than revolver borrowings incurred in the ordinary course of business;
     (e) mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Permitted Liens;
     (f) made any capital expenditures or commitments therefor that, individually or in combination with related expenditures or commitments, amount to more than $1,000,000;
     (g) delayed or postponed the payment of accounts payable or commissions or any other liability or obligation or negotiated with any party to extend the payment date of accounts payable or commissions or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable except, in the case of any of the foregoing, in the ordinary course of business;

     (h) except as required by GAAP or required by a change in applicable law, statute, rule or regulation, made any material change in its accounting principles or the methods by which such principles are applied for financial accounting purposes;
     (i) except as required by a change in applicable law, made any material change in its Tax accounting principles or its Tax elections;
     (j) adopted, modified, or terminated any Astoria Benefit Plan or Astoria Employment Agreement, or increased the compensation of any officer or employee, other than (i) in the ordinary course of business, (ii) to comply with applicable law or (iii) as required pursuant to existing contracts or agreements;
     (k) implemented any plant closing or other layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act, as amended, or any similar foreign state or local law, regulation or ordinance;
     (1) disposed or agreed to dispose of any material properties or assets in an amount in excess of $500,000 in any individual case or $1,000,000 in the aggregate (in the case of related dispositions) or acquired or agreed to acquire assets or properties in an amount in excess of $500,000 in any individual case or $1,000,000 in the aggregate (in the case of related acquisitions), in each case other than sales of fuel, power or energy, in the ordinary course of business;
     (m) merged or consolidated with, purchased substantially all of the assets of, or otherwise acquired any business or any Person;
     (n) materially amended any Astoria Material Contract or terminated any material contract, other than in the ordinary course of business;
     (o) instituted or settled any claim or lawsuit involving equitable or injunctive relief or damages of more than $1,000,000;
     (p) canceled or forgiven any material debts or claims;
     (q) made any changes to its hedging policies or risk management policies; or
     (r) declared or paid distributions on its equity securities except intercompany dividends and distributions and tax distributions to its members payable in accordance with its limited liability company operating agreement.
     3.7 Tax Matters. Except as reflected or reserved against in the Astoria Financial Statements and for matters that would not reasonably be expected to be material, either individually or in the aggregate, (a) each Tax Return required to have been filed by Astoria or any of its Subsidiaries has been timely filed and each such Tax

Return is accurate and complete, (b) all Taxes required to be paid by Astoria and its Subsidiaries (whether or not shown as due on such Tax Returns have been paid, (c) all Employment and Withholding Taxes required to be paid or withheld by or on behalf of Astoria or any of its Subsidiaries have been paid or properly set aside in accounts for such purpose, (d) no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by Astoria or any of its Subsidiaries is in effect as of the date hereof, (e) neither Astoria nor any of its Subsidiaries is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other taxing authority) within which to file any Tax Return not previously filed, (f) as of the date hereof, there are not pending any audits, examinations or other proceedings in respect of Taxes payable by Astoria or any of its Subsidiaries, (g) neither Astoria nor any of its Subsidiaries is a party to any Tax sharing or Tax allocation agreement with any other Person or has liability for Taxes of any other Person (other than Astoria or any of its Subsidiaries) (I) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign Tax law) or (II) as a transferee or successor, (h) neither Astoria nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or 361, and (i) neither Astoria nor any of its Subsidiaries has engaged in a “listed” transaction within the meaning of Treasury Regulations Section 1.6011-4.
     3.8 Litigation. There is no judicial or administrative action, criminal charge, civil or criminal complaint, claim, suit, proceeding or investigation pending or, to the Knowledge of Astoria, threatened against Astoria or any of its Subsidiaries or any of the Astoria Owned Real Property or the Astoria Leased Real Property, in each case, before any Governmental Entity, that (a) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (b) questions the validity of this Agreement or any action taken or to be taken by Astoria or any of its Subsidiaries in connection herewith.
     3.9 Compliance with Laws; Permits.
     (a) Neither Astoria nor any of its Subsidiaries is in, and none of Astoria or any of its Subsidiaries is in receipt of any written notice of any, violation of any law, statute, rule, regulation, judgment, order, decree, permit, concession, franchise or other governmental authorization or approval applicable to it or to any of its properties, and Astoria and its Subsidiaries have complied in all material respects with all laws, statutes, rules, regulations, judgments, orders, decrees, permits, concessions, franchises, and other governmental authorizations or approvals applicable to it or its properties, except for any such violations or non-compliance which would not, individually or in the aggregate, reasonably be expected to be material to Astoria and its Subsidiaries, taken as a whole.

     (b) All of the licenses, permits and other governmental authorizations necessary to conduct the business of Astoria and its Subsidiaries as presently conducted (collectively, the “Astoria Permits”) have been duly obtained, are held by Astoria or its Subsidiaries and are in full force and effect, except in each case where such a failure would not reasonably be expected to have a Material Adverse Effect. No event has occurred or other fact exists with respect to the Permits that allows, or after notice or lapse of time or both would allow, revocation or termination of any of the Permits or would result in any other impairment of the rights of the holder of any of the Permits that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
     (c) This Section 3.9 does not relate to tax matters, employee benefits matters or environmental matters, which are provided for in Sections 3.7, 3.11 and 3.17, respectively.
     3.10 Regulatory Status.
(a) Schedule 3.10(a) of the Astoria Disclosure Letter sets forth, the name, location, nominal capacity and Astoria’s direct or indirect ownership of each generating facility owned directly or indirectly, in whole or in part, by Astoria or any of its Subsidiaries (the “Astoria Facilities”). The Astoria Project Company Subsidiary (i) meets the requirements for, and has made the necessary filing with, or has been determined by, FERC to be EWGs within the meaning of Section 1262(6) of PUHCA; (ii) is authorized by FERC pursuant to Section 205 of the FPA to sell electric power, including energy and capacity and ancillary services, at market-based rates; and (iii) has received such waivers and blanket authorizations as are customarily granted by FERC to entities authorized to sell electric power at market-based rates, including, but not limited to, authorization to issue securities and assume obligations or liabilities pursuant to Section 204 of the FPA.
(b) There are no pending FERC proceedings in which the EWG status, market-based rate authority, or the FPA Section 204 authority of the Astoria Project Company Subsidiary is subject to withdrawal, revocation or material modification other than (i) FERC rulemakings of general applicability, including, but not limited to, Market-Based Rates for Wholesale Sales of Energy, Capacity and Ancillary Services by Public Utilities in Docket No. RM04-7-000; and (ii) FERC proceedings concerning New York Independent System Operator market rules including, but not limited to market mitigation measures as may apply to such Astoria Project Company Subsidiary and similarly situated sellers of wholesale electric power with market based rates.

     (c) Astoria and each of its Subsidiaries is in full compliance in all material respects with the terms and conditions of all orders issued by FERC under Section 203 of the FPA and obtained by Astoria or any of its Subsidiaries.
     (d) Astoria is a “holding company” within the meaning of Section 1262(8) of PUHCA solely with respect to its ownership of one or more EWGs, and is not subject to or is otherwise exempt from regulation under PUHCA except for regulation under Section 1265 of PUHCA.
     (e) Astoria and each of its Subsidiaries has filed or caused to be filed with the applicable state or local utility commissions or utility regulatory bodies and the FERC, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it with respect to Astoria and each of its Subsidiaries’ businesses and each Astoria Facility under all applicable laws and PUHCA and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed.
     (f) No order, judgment or decree shall have been issued or proposed to be issued by any Governmental Entity that, as a result of the construction, ownership, leasing or operation of any Astoria Facility by Astoria or any of its Subsidiaries, the sale of electricity therefrom by the Astoria Project Company Subsidiary, or any transaction contemplated hereby, could reasonably be expected to cause or deem Astoria or any of its Subsidiaries to be subject to, and not exempted from, regulation under PUHCA, except for regulation under Section 1265 of PUHCA.
     (g) Astoria has disclosed to EBG all information regarding Astoria and each of its Subsidiaries, their respective businesses, financial conditions and corporate governance, directors, officers and affiliates, any agreements and arrangements among such Persons regarding their direct and indirect interests in Astoria and each of its Subsidiaries and the allocation among such Persons of economic and management rights relating to Astoria and its Subsidiaries that could be reasonably expected to affect the ability of the parties to obtain any approval, Consent or authorization of any Governmental Entity under the FPA or any other federal, state or local energy law or regulation (including any Section 203 approval) or to make any requisite filing with any Governmental Entity under the FPA or any other federal, state or local energy law or regulation, in any case necessary for or required as a result of the execution, delivery and performance of this Agreement.
     3.11 Employee Benefits.
     (a) Company Benefit Plans; Employment Agreements. Schedule 3.1 l(a)(i) of the Astoria Disclosure Letter contains a complete and accurate list of each material Plan that is maintained, contributed to or established by Astoria or any of its ERISA Affiliates or under which any such Person has any current or contingent obligation and under which any current or former officer, director, consultant or employee of Astoria or any of its ERISA Affiliates, or the beneficiaries or dependents of any such person, is or will become eligible to participate or derive a benefit (“Astoria Benefit Plans”). Schedule 3.11(a)(ii) of the Astoria Disclosure Letter sets forth all written employment, severance and retention agreements other than any such agreement (x) that, by its terms, may be terminated or canceled by Astoria or any Subsidiary with notice of not more than the greater of 120 days and the period of notice required under applicable law, in each case without penalty and (y) providing for the payment of annual salary and bonus or severance payments less than $250,000 in any one case (“Astoria Employment Agreements”).
     (b) Compliance; Liability. Each Astoria Benefit Plan has been operated and administered in accordance with its terms and with applicable law, except for any failure to do so that would not reasonably be expected to have a Material Adverse Effect. All contributions required to have been made by Astoria and its Subsidiaries under any Astoria Benefit Plan have been made by the due date therefor (including any extensions). There is no pending or, to the Knowledge of Astoria, threatened material legal action, suit or claim relating to Astoria Benefit Plans (other than routine claims for benefits). Astoria and its ERISA Affiliates have engaged in no transaction with respect to any Astoria Benefit Plan that, assuming the taxable period of such transaction has expired as of the date hereof, would reasonably be expected to subject Astoria and its Subsidiaries to a tax or penalty imposed by either section 4975 of the Code or section 502(i) of ERISA that would reasonably be expected to have a Material Adverse Effect. Neither Astoria nor any of its Subsidiaries is in breach of any Astoria Employment Agreement.
     (c) Tax Qualification. Each Astoria Benefit Plan that is intended to be qualified under section 401 (a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501 (a) of the Code, and, to the Knowledge of Astoria, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status.
     (d) Title IV of ERISA. Neither Astoria nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA or is subject to section 302 of ERISA or section 412 of the Code, and no event, transaction or condition exists that would result in any material liability to the Astoria Surviving Company or any ERISA Affiliate following the Closing. No Astoria Benefit Plan is or was a plan subject to Code section 412 or section 302 or Title IV of ERISA, a “multiemployer plan” as defined in section 3(37) of ERISA, or “multiple employer plan” under section 4063 of ERISA.

     (e) Triggering Events. Neither the execution of this Agreement nor the performance of the obligations hereunder by Astoria or its Subsidiaries shall by itself or in connection with any other event require a payment, or cause the accelerated vesting of or timing a right to a payment, under any Astoria Benefit Plan or under any Astoria Employment Agreement. The performance of the obligations hereunder by Astoria or its Subsidiaries will not, by itself or in connection with other events, result in any payment under any Astoria Benefit Plan or under any Astoria Employment Agreement that would constitute an “excess parachute payment” for purposes of section 280G or 4999 of the Code.
     (f) Documents. With respect to each Astoria Benefit Plan, Astoria has made available to EBG true and complete copies of the following documents, to the extent applicable: (i) the most recent Plan document and all amendments thereto; (ii) the most recent trust instrument and insurance contracts and any other funding or investment agreements; (iii) the Form 5500 and accompanying schedules for the current year and the immediately preceding three years filed with the IRS; (iv) the most recent summary plan description; and (v) the most recent determination letter issued by the IRS. Astoria has made available to EBG true and complete copies of Astoria Employment Agreements.
     (g) Neither Astoria nor any of its Subsidiaries or ERISA Affiliates has any obligation to provide health benefits or other benefits to retired or other former employees, except as specifically required by section 4980B of the Code or Part 6 of Title I of ERISA, and Astoria and each of its Subsidiaries or ERISA Affiliates has complied in all material respects with the requirements of Code section 4980B and such Part 6. Schedule 3.11 (g) of the Astoria Disclosure Letter sets forth a list of all employees on or eligible for COBRA.
     3.12 Labor Matters. No labor strike, material labor dispute, or concerted work stoppage is currently pending or, to the Knowledge of Astoria, threatened with respect to any employee of Astoria or its Subsidiaries. Each of Astoria and its Subsidiaries is in compliance with all applicable labor laws in connection with the employment of its employees, except for such non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. None of Astoria or any of its Subsidiaries is party to or bound by any Contract or other agreement with any labor union representing its employees or collective bargaining agreement and, to the Knowledge of Astoria, there are no activities or proceedings of any labor union to organize any such employees.
     3.13 Real Property; Tangible Property.
     (a) Schedule 3.13 (a) of the Astoria Disclosure Letter lists all material items of real property either owned by Astoria or its Subsidiaries (the “Astoria Owned Real Property”) or leased by Astoria or its Subsidiaries (the “Astoria Leased Real Property”).

Astoria and its Subsidiaries have good and marketable fee simple title to the Astoria Owned Real Property listed on Schedule 3.13(a) and valid leasehold interests in the Astoria Leased Real Property listed on Schedule 3.13 (a), in each case free and clear of all Liens except for Permitted Liens. None of Astoria or any of its Subsidiaries owns or holds, has granted or is obliged under any contractual right to purchase, acquire, sell or dispose of any Astoria Owned Real Property. None of Astoria or any of its Subsidiaries is obligated under any agreement to purchase or acquire any Astoria Leased Real Property.
     (b) The Astoria Owned Real Property and the Astoria Leased Real Property, together with easements appurtenant thereto, include all of the material real property used or held for use in connection with or otherwise required to carry on the business of Astoria and its Subsidiaries, as currently conducted.
     (c) Schedule 3.13(c) of the Astoria Disclosure Letter contains a complete and correct list of all real property leases relating to the Astoria Leased Real Property to which Astoria or any of its Subsidiaries is a party or is bound (the “Astoria Leases”). Astoria has made available to EBG correct and complete copies of the Astoria Leases including all amendments, modifications and extensions thereto and guarantees thereof. Under each of the Astoria Leases, the tenant thereunder enjoys peaceful and undisturbed possession of and has the exclusive right to use and occupy its respective Astoria Leased Real Property. Each of the Astoria Leases (including any option to purchase contained therein) is in full force and effect and, to the Knowledge of Astoria, is enforceable against the landlord which is party thereto in accordance with its terms, and there exists no default or event of default (or any event that with notice or lapse of time or both would become a default) on the part of Astoria or any of its Subsidiaries under any Astoria Leases, except for such failures to be in full force and effect and defaults as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.
     (d) Astoria and its Subsidiaries have legal and beneficial ownership of all of their respective tangible personal property and assets included in the Astoria Financial Statements for the fiscal year ended December 31, 2005, except for properties and assets disposed of in the ordinary course of business since December 31, 2005, in each case free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected to have a Material Adverse Effect, Astoria and its Subsidiaries own or have the right to use all of the properties and assets necessary for the conduct of their business as currently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purpose for which it is currently used.

     (e) Each parcel included in Astoria Owned Real Property is assessed for real property tax purposes as a wholly-independent tax lot, separate and apart from any adjoining land or improvements not constituting a part of that parcel.
     3.14 Intellectual Property.
     (a) Schedule 3.14(a) of the Astoria Disclosure Letter lists all Intellectual Property that are owned by Astoria or any of its Subsidiaries and are material to the conduct of the business of Astoria or any of its Subsidiaries, as currently conducted (“Astoria Owned Intellectual Property”). Astoria and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to protect and maintain in force the Astoria Owned Intellectual Property and to protect the confidentiality of trade secrets used in the operation of the business. Except for infringements, claims, demands, proceedings and defects in rights that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (i) to the Knowledge of Astoria, the use of the Astoria Owned Intellectual Property by Astoria and its Subsidiaries as currently used does not infringe on the Intellectual Property rights of any Person and (ii) there is no claim or demand of any Person pertaining to, or any proceeding that is pending or, to the Knowledge of Astoria, threatened that challenges the rights of Astoria or any of its Subsidiaries in respect of, any Astoria Owned Intellectual Property.
     (b) Schedule 3.14(b) of the Astoria Disclosure Letter lists, all material written licenses to Intellectual Property or trade secrets (other than licenses for “off-the-shelf” software) to which Astoria or any of its Subsidiaries is a party, pursuant to which (i) Astoria or such Subsidiary permits any Person to use any of the Astoria Owned Intellectual Property or trade secrets owned by Astoria or such Subsidiary, or (ii) any Person permits Astoria or such Subsidiary to use any Intellectual Property or trade secrets not owned by Astoria or such Subsidiary that are necessary for the conduct of the business of Astoria or any of its Subsidiaries as currently conducted (collectively, the “Astoria Licenses”). Astoria has made available to EBG copies of all of the Astoria Licenses. Neither Astoria nor any of its Subsidiaries, nor, to the Knowledge of Astoria, any other party thereto, is in default under any Astoria License, and each Astoria License is in full force and effect as to Astoria or Subsidiary thereof party thereto and, to the Knowledge of Astoria, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.
     3.15 Contracts. Schedule 3.15 of the Astoria Disclosure Letter lists, as of the date hereof, all Astoria Material Contracts (other than Organizational Documents of any of the Subsidiaries, agreements related to employee benefits, agreements related to labor matters, real property leases and agreements related to intellectual property, the last four of which are provided for in Sections 3.11, 3.12, 3.13, and 3.14, respectively). The term

“Astoria Material Contracts” means all of the following types of Contracts to which Astoria or any of its Subsidiaries is a party or by which Astoria or any of its Subsidiaries or any of their respective properties is bound as of the date hereof:
     (a) all material gas pipeline interconnection agreements, gas supply agreements, gas purchase and sale agreements and gas transportation agreements;
     (b) all material fuel, supply or transportation agreements (including fuel and oil transportation agreements);
     (c) all power purchase agreements (involving more than 10% of any Astoria Facility’s nominal capacity or having a term of more than one month) and all material water supply agreements, wastewater disposal agreements, any waste disposal agreements, electricity transmission agreements and electricity interconnection agreements;
     (d) all material swap, exchange, commodity option or hedging agreements or similar arrangements;
     (e) all material operating and maintenance agreements, management agreements, administrative services agreements and long term service agreements;
     (f) all Contracts (other than ordinary course maintenance Contracts) requiring a future capital expenditure or known commitment by Astoria or any of its Subsidiaries in excess of $1,000,000 in any twelve month period;
     (g) all contracts requiring known or liquidated expenditures or payments to or from Astoria or any of its Subsidiaries in excess of $1,000,000 in any calendar year, other than those that can be terminated without material penalty to Astoria or any of its Subsidiaries, as applicable, upon not more than sixty (60) days’ notice;
     (h) all contracts or agreements under which the Astoria or any of its Subsidiaries is obligated to sell real or personal property having a value in excess of $1,000,000;
     (i) mortgages, indentures, loan or credit agreements, security agreements, and other agreements and instruments relating to the borrowing of money or extension of credit in any case in excess of $1,000,000;
     (j) joint venture and limited partnership agreements (other than limited partnerships of which Astoria owns 100% of the partnership interests);

     (k) all contracts to which Astoria or any of its Subsidiaries is party that contain a covenant not to compete applicable to Astoria or any of its Subsidiaries or their respective Affiliates or otherwise restrict any of Astoria or any of its Subsidiaries or their respective Affiliates from engaging in any line of business in the electricity or power industry or generating, developing or distributing, or other rights with respect to, electricity or power (other than term loan agreements, indentures or similar financing contracts typical to the electricity or power industry containing customary restrictive covenants);
     (1) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition, lease or disposition by Astoria or its Subsidiaries of material assets and properties (other than in the ordinary course of business) or any equity interest of Astoria or its Subsidiaries, in each case which was entered into by Astoria or its Subsidiaries after February 23, 2006 or under which Astoria or its Subsidiaries has any executory indemnification obligations;
     (m) credit support guarantees, letters of credit or other agreements by which Astoria or any of its Subsidiaries guarantees or otherwise provides support for the obligations of another Person other than Astoria or any of its Subsidiaries, in each case with respect to amounts in excess of $1,000,000; and
     (n) securityholder agreements, voting trusts or other agreements or understandings to which Astoria or any of its Subsidiaries is a party or to which Astoria or any of its Subsidiaries is bound relating to the voting, purchase, redemption or other acquisition of any equity securities of Astoria or any of its Subsidiaries.
Astoria has made available to EBG copies of all of the Astoria Material Contracts. Each such Astoria Material Contract is a valid and binding agreement of Astoria or one of its Subsidiaries and, to the Knowledge of Astoria, the counterparty thereto, and is in full force and effect, and neither Astoria nor any of its Subsidiaries nor, to the Knowledge of Astoria, any other Person is in default under any Astoria Material Contract, except for such failures to be in full force and effect and defaults as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.
     3.16 Insurance. Schedule 3.16 of the Astoria Disclosure Letter lists all of the policies of insurance, other than real property title insurance policies, maintained by Astoria or any of its Subsidiaries for the policy year that includes the date hereof. Each such policy is in full force and effect. All policy premiums due and payable with respect to all periods specified in Schedule 3.16 of the Astoria Disclosure Letter have either been paid or adequate provision for the payment by Astoria or a Subsidiary thereof has been made. Neither Astoria nor any of its Subsidiaries has received any written notice of any material increase of premiums with respect to, or cancellation or non-renewal of, any of such insurance policies.
     3.17 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect:
     (a) Astoria and its Subsidiaries are and have been in compliance with all applicable Environmental Laws;
     (b) Astoria and its Subsidiaries have obtained, and are in compliance with, all permits, licenses and other authorizations required under applicable Environmental Laws for their operations and the ownership of the Astoria Owned Real Property and the occupation of the Astoria Leased Real Property;
     (c) neither Astoria nor any of its Subsidiaries has received from any Person any written notice of violation, alleged violation, non-compliance, liability or potential liability under Environmental Laws, other than matters that have been settled and resolved without future obligation;
     (d) no complaint, claim, suit, investigation, judicial proceeding or governmental or administrative action is pending or to the Knowledge of Astoria threatened, under any applicable Environmental Law relating to Astoria or any of its Subsidiaries, the Astoria Owned Real Property or the Astoria Leased Real Property;
     (e) neither Astoria nor any of its Subsidiaries has any liability with respect to, or any obligation to investigate or remediate any condition resulting from the release or threatened release of Hazardous Substances; and
     (f) none of the Astoria Owned Real Property or the Astoria Leased Real Property is subject to any activity or use restriction, or other deed restriction, that was implemented pursuant to any Environmental Law or as a result of the presence or remediation of Hazardous Substances, and that would reasonably be expected to limit, hinder or interfere with the current or future operations at such real property.
Astoria has provided to EBG all environmental site assessments, audits, investigations and studies in the possession, custody or control of Astoria or any of its Subsidiaries relating to properties or assets currently or formerly owned, leased, or operated by Astoria or any of its Subsidiaries.
     Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, matters arising under Environmental Laws shall be governed exclusively by this Section 3.17.

     3.18 Affiliate Transactions. Except for any such agreements among Astoria and its wholly owned Subsidiaries, neither Astoria nor any of its Subsidiaries is a party to any agreement with any Affiliate or any member of Astoria.
     3.19 Brokers. Other than with respect to Credit Suisse, whose fees and expenses will be paid by the Astoria Surviving Company, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of Astoria in such manner as to give rise to any valid claim against USPowerGenCo, the Astoria Surviving Company or the EBG Surviving Company for any brokerage or finder’s commission, fee or similar compensation.
     3.20 Accredited Investors. When New Astoria is formed, each of its members shall be an accredited investor (as defined in Rule 501 (a) under the Securities Act).
     3.21 Appraisal Rights. No member of Astoria shall have any appraisal or similar rights as a result of the Astoria Merger.
ARTICLE IV
COVENANTS
     4.1 Conduct of the Companies and their Subsidiaries. Except as set forth in Schedule 4.1 of the EBG Disclosure Letter or the Astoria Disclosure Letter, as applicable, from the date hereof to the Closing, except (i) for entering into and performing this Agreement, (ii) for performance of its obligations hereunder, (iii) as contemplated by this Agreement (including in preparation for consummation of the Mergers and the public offering of securities pursuant to this Agreement and the Investor Rights Agreement) or by EBG’s or Astoria’s budgets, as applicable, heretofore made available to the other party, (iv) to the extent required by applicable law, statute, rule or regulation, (v) for actions not inconsistent with the ordinary course of business or (vi) as otherwise consented to by the other party in writing, such consent not to be unreasonably withheld or delayed, each of EBG and Astoria shall conduct its business in the ordinary course in substantially the same manner in which it is conducted as of the date hereof, to the extent consistent with such business, use its commercially reasonable efforts to preserve intact its present business organization and to preserve its relationships with customers, suppliers and others having business dealings with it, and not take any action that would have caused a breach of Section 2.6 in the case of EBG or 3.6 in the case of Astoria had it been taken prior to the date hereof and not disclosed to the other parties hereto in accordance with this Agreement, and neither EBG nor Astoria shall take or fail to take any action which results in the loss of EWG status under PUHCA by any Subsidiary of EBG or Astoria that holds such status as of the date of this Agreement. Each of EBG and

Astoria shall, and shall cause its Subsidiaries to, pay all Taxes when due and shall make capital expenditures substantially in accordance with the budget therefor.
     4.2 Solicitation of EBG Members. As promptly as reasonably practicable following the date hereof, EBG shall prepare and distribute to each EBG Member an information statement describing the transactions contemplated by this Agreement together with a written consent soliciting the Requisite Consent of EBG Members; and requesting that such written consent be returned to EBG in no more than twenty (20) days (as such date may be extended by EBG), provided that, prior to distribution of such information statement and written consent, EBG shall deliver a draft of the information statement and written consent to Astoria for its review and comment and shall include any reasonable comments made by Astoria in such information statement and written consent and further provided that Astoria covenants and agrees that it shall reasonably cooperate in the preparation of such information statement and provide all information reasonably requested in connection therewith. EBG covenants and agrees that, except with respect to any information provided by Astoria, the information contained in such information statement will not, at the time of mailing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Board of Directors of EBG shall recommend adoption of this Agreement by the members of EBG to the effect as set forth in Section 2.1(b) (the “EBG Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) (a “Change”) in any manner adverse to Astoria such recommendation or take any action or make any statement to the members of EBG inconsistent with such recommendation including, without limitation, approving or recommending or proposing to approve or recommend a third party Takeover Proposal with respect to EBG or failing to recommend the adoption of this Agreement (collectively, a “Change in the EBG Recommendation”); provided that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the EBG Recommendation) of factual information regarding the business, financial condition or results of operations of Astoria or EBG or the fact that a Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided that the Board of Directors of EBG does not make a Change in the EBG Recommendation in any manner adverse to Astoria), to the extent such information, facts, identity or terms are required to be disclosed under applicable law; and, provided, further, that the Board of Directors of EBG may make a Change in the EBG Recommendation only in accordance with Section 4.6 (b) hereof. Unless EBG makes a Change in the EBG Recommendation in accordance with Section 4.6(b) hereof, EBG shall use its reasonable best efforts to solicit from its members the Requisite Consent of EBG Members and shall take all other action reasonably necessary or advisable to secure the Requisite Consent of EBG Members. EBG shall keep Astoria reasonably updated with respect to the status of its receipt of the Requisite Consent of EBG Members.

     4.3 Regulatory Compliance. EBG and Astoria shall not, and shall not permit any of their Subsidiaries to, take any action that would result in the representations and warranties set forth in Section 2.10, in the case of EBG, or 3.10, in the case of Astoria becoming untrue.
     4.4 Updates.
     (a) Each party shall give prompt written notice to the other parties hereto if such party becomes aware that such party is in breach or will, as of the Closing Date, be in breach of any representation, warranty, covenant or agreement of such party made in this Agreement.
     (b) EBG shall promptly provide notice to Astoria of any change in ownership of EBG securities relative to that set forth in Schedule 2.2(a) of the EBG Disclosure Letter that causes a Person who did not previously own five percent’(5%) or more of the voting securities of EBG to own five percent (5%) or more of such voting securities. Astoria shall promptly provide notice to EBG of any change in ownership of Astoria Units relative to that set forth in Schedule 3.2(a) of the Astoria Disclosure Letter that causes a Person who did not previously own five percent (5%) or more of the voting interests in EBG to own five percent (5%) or more of such voting interests; provided that, with respect to the Exchange, notification that the Exchange has been completed shall constitute notice for this purpose. In connection with any such updates, EBG or Astoria, as applicable, may provide the other party with an updated version of Schedule 2.2(a) or Schedule 3.2(a), as applicable, provided that except as a result of the Exchange, Astoria may not provide EBG with an updated version of Schedule 3.2(a) reflecting ownership by MDCP IV of less than 85% of the voting securities of Astoria; provided further that immediately after the Exchange and for all subsequent periods until the Closing, MDCP IV shall own not less than 85% of the voting securities of New Astoria.
     (c) The Exchange shall take place prior to the Mergers. Immediately after the Exchange, the issued and outstanding Astoria Units shall be 1,000 common units, all of which shall be owned by New Astoria, and that the limited liability company operating agreement of Astoria, after giving effect to the Exchange, shall be in substantially the form of the Astoria LLC Agreement (revised to reflect that such common units are owned by New Astoria). In no event shall completion of the Exchange be deemed to constitute a breach of any representation, warranty or covenant contained in this Agreement.
     4.5 Satisfaction of Closing Conditions.
     (a) Subject to the terms and conditions of this Agreement, each of Astoria and EBG shall use its reasonable best efforts to cause the Closing to occur, including, without limitation, (i) taking such actions as are contemplated by Section 4.5(b) and (ii) defending against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity and that is not yet final and non-appealable to be vacated or reversed; provided that neither Astoria and EBG nor any of their Affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or other proceeding or offer or grant any material accommodation (financial or otherwise) to any Person.
     (b) Each of EBG and Astoria shall file as promptly as practicable with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), in each case pursuant to the HSR Act: (i) the notification and report form, if any, required for the transactions contemplated hereby, which form shall be filed not later than ten Business Days following the execution and delivery of this Agreement, and (ii) any supplemental information requested in connection therewith, which information shall be filed promptly following the request therefor during the initial waiting period. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act.
     (c) EBG and Astoria shall use reasonable best efforts to file as promptly as practicable, but not more than 15 days following the execution and delivery of this Agreement, (i) a joint application to FERC for approval under Section 203 of the FPA of the transactions contemplated hereby and (ii) the necessary filings with the NYPSC seeking authorization under Section 70 of the New York Public Service Law or a ruling declaring that the NYPSC will not review the Mergers under Section 70 because the Wallkill presumption is satisfied.
     (d) EBG, on the one hand, and Astoria, on the other hand, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of the information statement referred to in Section 4.2 and any filing that is necessary under the HSR Act or any other law. EBG, on the one hand, and Astoria, on the other hand, shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Entity and shall comply promptly with any such inquiry or request. Subject to Section 4.5(a), each of EBG and Astoria shall use its reasonable best efforts to obtain any clearance required under the HSR Act or any other consent, approval or authorization of any Governmental Entity necessary for the Mergers.
     (e) EBG will take all action necessary such that, as of the Closing Date, all agreements set forth in Schedule 2.18 of the EBG Disclosure Letter will have been terminated without payment (other than amounts accrued in accordance with the terms thereof) and without further liability (other than unmatured indemnification obligations)

to EBG or any of its Subsidiaries, except as otherwise described on such Schedule. Astoria will take all action necessary such that, as of the Closing Date, all agreements set forth in Schedule 3.18 of the Astoria Disclosure Letter will have been terminated without further liability to Astoria or any of its Subsidiaries (other than unmatured indemnification obligations), except as otherwise described on such Schedule.
     (f) Each party agrees that actions taken or to be taken in furtherance of the transactions contemplated hereby shall not be deemed to violate any provision of any confidentiality agreement regarding non-disclosure of the transactions contemplated hereby; provided that this sentence shall not be deemed a waiver of the parties’ obligations with respect to non-disclosure and non-use of confidential information or evaluation material.
     4.6 No Solicitation.
     (a) EBG shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective representatives to (and shall instruct its Subsidiaries and their respective representatives not to), directly or indirectly (i) initiate, solicit, facilitate or encourage any inquiry or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal (as defined in Section 4.6(d)), (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that could reasonably be expected to lead to, any Takeover Proposal, or (iii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that (A) constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (B) requires EBG to abandon, terminate or fail to consummate the Mergers or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to the receipt of Requisite Consent of EBG Members, EBG may, in response to a bonafide written Takeover Proposal that was unsolicited and did not otherwise result from a breach of this Section 4.6(a), and subject to compliance with Section 4.6(c):
     (x) furnish information with respect to EBG and its Subsidiaries to the Person making such Takeover Proposal and its representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions no less restrictive than those contained in the Confidentiality Agreement, provided that all such information provided to such Person has previously been provided to Astoria or is provided to Astoria prior to or concurrently with the time it is provided to such Person; and
     (y) participate in discussions or negotiations with such Person and its representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of EBG determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that (i) the failure to furnish such information or participate in such discussions or negotiations would breach its fiduciary duties to the members of EBG under applicable law and (ii) such Takeover Proposal would reasonably be expected to lead to a Superior Proposal (as defined in Section 4.6(d)). EBG shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date of this Agreement with respect to any potential Takeover Proposal, (B) use its reasonable best efforts, consistent with existing confidentiality agreements, to obtain the return or destruction of any confidential information previously furnished to any such Person by EBG, its Subsidiaries or any of their respective representatives, and (C) use its reasonable best efforts promptly to inform its representatives of the obligations undertaken in this Section 4.6. Without limiting the foregoing, any violation of the restrictions set forth in this Section 4.6 by any representative of EBG or any of its Subsidiaries, whether or not such person is purporting to act on behalf of EBG or any of its Subsidiaries, shall be deemed to be a breach of this Section 4.6 by EBG.
     (b) Neither the Board of Directors of EBG nor any committee thereof shall, directly or indirectly, (i) effect a Change in EBG Recommendation or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to Requisite Consent of EBG Members, the Board of Directors of EBG may, in response to a Superior Proposal, effect a Change in EBG Recommendation, provided that the Board of Directors of EBG determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would breach its fiduciary duties to the members of EBG under applicable law, and provided, further, that the Board of Directors of EBG may not effect such a Change in EBG Recommendation unless (i) the Board of Directors shall have first provided prior written notice to Astoria that it is prepared to recommend a Superior Proposal, which notice shall summarize the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal) and attach the most current version of the written agreement relating to the transaction that constitutes such Superior Proposal, and (ii) Astoria does not make, within five Business Days after the receipt of such notice (the “Notice Period”), a proposal that the Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the members of EBG as such Superior Proposal (it being understood that (x) EBG shall negotiate in good faith with Astoria, to the extent Astoria wishes to negotiate, to enable Astoria to make changes to the terms of this Agreement and (y) in the event of any change to any material term of any such Superior Proposal, EBG shall deliver to Astoria an additional notice relating thereto, and the Notice Period shall recommence). Notwithstanding any Change in EBG

Recommendation, Astoria shall have the option, exercisable within five Business Days after its receipt of the notice referred to in the preceding sentence, to cause the Board of Directors to submit this Agreement to the members of EBG for the purpose of adopting this Agreement and approving the Mergers. If Astoria exercises such option, Astoria shall not be entitled to terminate this Agreement pursuant to Section 7.1(c)(iii). If Astoria fails to exercise such option, EBG may terminate this Agreement pursuant to and in accordance with Section 7.1(d)(ii).
     (c) As promptly as practicable after the receipt by EBG of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 48 hours after the receipt thereof, EBG shall provide oral and written notice to Astoria of the fact that it has received such Takeover Proposal or inquiry, which notice shall identify the Person making such Takeover Proposal or inquiry, summarize the material terms of such Takeover Proposal or inquiry and, in the case of written notice, attach any written materials delivered in connection with such Takeover Proposal or inquiry. EBG shall keep Astoria reasonably informed of the status (including any change to the terms) of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal. EBG shall not enter into a confidentiality or other agreement that prohibits EBG from providing such information to Astoria.
     (d) For purposes of this Agreement:
     “Takeover Proposal” means any proposal or offer in respect of (i) a tender or exchange offer, merger, consolidation, business combination, unit exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving EBG or any of its Subsidiaries (any of the foregoing, a “Business Combination Transaction”) with any Person other than Astoria or any Affiliate thereof (a “Third Party”), (ii) EBG’s acquisition of any Third Party in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 15% of EBG’s outstanding equity securities immediately following such Business Combination Transaction, including the issuance by EBG of more than 15% of any class of its voting equity securities as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition by any Third Party of 15% or more of any class of equity securities of EBG or of 15% or more of the consolidated assets of EBG and its Subsidiaries, in a single transaction or a series of related transactions.
     “Superior Proposal” means any bona fide written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any purchase or acquisition of, (i) all or substantially all of the voting power of EBG’s outstanding equity securities or (ii) all or substantially all of the consolidated assets of EBG and its Subsidiaries, which Business Combination Transaction or other purchase or acquisition contains terms and conditions that the Board of Directors determines in good faith, by resolution duly adopted after consultation with its outside counsel and a financial advisor of nationally recognized reputation, would result in a transaction that (x) if consummated, would be more favorable to the members of EBG than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Astoria to amend the terms of this Agreement), and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, including the conditionality and the timing and the likelihood of consummation of such proposal.
     4.7 Access and Information. Prior to the Closing, EBG, Astoria and each of their Subsidiaries shall permit the other party and its representatives after the date of execution of this Agreement to have reasonable access at reasonable times to the properties, books and records of EBG, Astoria and their Subsidiaries, as applicable, other than any personnel information protected by applicable privacy laws, and shall furnish such information and documents in its possession relating to EBG, Astoria and their Subsidiaries, as applicable, as may reasonably be requested, provided that neither EBG nor Astoria shall be entitled to any such access, information or documents for the purposes of conducting any examination of the other party’s products, formulae or other trade secrets without the prior written consent of such party. All information provided or obtained pursuant to the foregoing shall be kept confidential by the party receiving such information.
     4.8 Publicity. Except as required by applicable law, and except for the making of any regulatory filings as required by this Agreement, (a) EBG shall not, directly or indirectly, make or cause to be made any public announcement or issue any notice in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Astoria, and (b) Astoria shall not, directly or indirectly, make or cause to be made any public announcement or issue any notice in respect of this Agreement or the transactions contemplated hereby, without the prior written consent of EBG. EBG and Astoria shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.
     4.9 Transfer Taxes. EBG and Astoria shall be equally responsible for and shall pay for all sales, use, transfer, stamp, duties, gains, recording and other similar Taxes arising from the transactions contemplated by this Agreement.
     4.10 Indemnification of Directors and Officers.
     (a) From and after the Closing Date, until the sixth anniversary of the Closing Date, except as such Organizational Documents are being amended in connection with the Mergers in accordance with this Agreement, USPowerGenCo and its Subsidiaries (including the EBG Surviving Company and its Subsidiaries and the Astoria Surviving Company and its Subsidiaries) shall, to the fullest extent permitted under applicable law and their respective Organizational Documents as in effect on the date hereof, to maintain their existing indemnification provisions with respect to, and indemnify and hold harmless, each present and former director and officer of Astoria, USPowerGenCo and their respective Subsidiaries (collectively, the “Indemnified Parties”) against any and all costs or expenses (including travel expenses and reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in defense or settlement or otherwise in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any facts or events existing or occurring at or prior to the Closing Date; provided that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. USPowerGenCo shall, or shall cause its Subsidiaries to, advance expenses to an Indemnified Party, as incurred, to the fullest extent permitted under applicable law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is determined by a court of competent jurisdiction in a final order as to which the time for appeal has expired or decree that such Indemnified Party is not entitled to indemnification. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) the Indemnified Parties shall promptly notify USPowerGenCo thereof, (ii) any counsel retained by the Indemnified Parties for any period after the Closing Date shall be subject to the consent of USPowerGenCo (which consent shall not be unreasonably withheld), (iii) USPowerGenCo shall not be obligated to pay for more than one firm of counsel for all Indemnified Parties, except to the extent that (x) an Indemnified Party has been advised by counsel that there are conflicting interests between it and any other Indemnified Party or (y) local counsel, in addition to such other counsel, is required to effectively defend against such action or proceedings, and (iv) USPowerGenCo shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). USPowerGenCo shall not have any obligation hereunder to any Indemnified Party when and if it shall be determined by a court of competent jurisdiction in a final non-appealable order or decree that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.
     (b) For a period of six years after the Closing Date, USPowerGenCo shall, or shall cause its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance policies no less favorable than those maintained by Astoria, EBG and their respective Subsidiaries as of the date hereof with respect to claims arising from or related to facts or events that occurred at or before the Closing Date; provided, however, that USPowerGenCo or its Subsidiaries shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by Astoria, EBG and their respective Subsidiaries for such insurance (such 300% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, USPowerGenCo shall, or shall cause its Subsidiaries to, maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium; provided, further, if such insurance coverage cannot be obtained at all, USPowerGenCo shall, or shall cause its Subsidiaries to, purchase all available extended policy periods with respect to pre—existing insurance in an amount that, together with all other insurance purchased pursuant to this Section 4.10(b), does not exceed the Maximum Premium. Nothing herein shall limit the ability of USPowerGenCo to satisfy its obligations under this Section 4.10(b) by purchasing a tail policy for each of the directors’ and officers’ insurance policies in effect as of the Closing Date that covers, for a period of six years after the Closing Date, claims related to facts or events that occurred prior to the Closing Date. USPowerGenCo agrees, and will cause its Subsidiaries, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 4.10.
     (c) If USPowerGenCo or any of its Subsidiaries or any of their successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of USPowerGenCo or its Subsidiaries shall assume all of the obligations set forth in this Section 4.10.
     4.11 2006 Audited Financial Statements. Promptly upon completion thereof, each of EBG and Astoria shall deliver to the other party a complete and correct copy of the consolidated statement of operations, changes in unitholder’s equity and cash flows of EBG or Astoria, as applicable, and its Subsidiaries for the fiscal year ended December 31, 2006 and consolidated balance sheets of EBG or Astoria, as applicable, and its Subsidiaries as at such date, together with the notes thereto, audited by the applicable certified public accountants.
     4.12 Rating Agencies; Preparation of 144A Financial Statements. Each of the parties acknowledges and agrees that each of EBG and Astoria will be seeking lender consent and making rating agency presentations in connection with the transactions contemplated hereby. Without otherwise limiting the generality of the obligations of the parties hereunder, each of the parties agrees to provide the other with such financial information and other information regarding such party and its Subsidiaries and its Affiliates that the other party may reasonably request to facilitate obtaining such consent or making such rating agency presentation. In no event shall any bank meeting to obtain such lender consent or any rating agency presentation be deemed to violate the provisions of Section 4.8 hereof. Furthermore, each of the parties acknowledges and agrees that it is the intention of the parties that the capital stock of USPowerGenCo be tradable from and after the Closing Date under Rule 144A under the Securities Act and that, to facilitate such trading, each party shall cooperate with the other to provide such financial information and other information as may be necessary (including preparation of combined financial statements) so that USPowerGenCo can permit such trades from and after the Closing without violation of applicable law.
     4.13 Initial Public Offering. Each of the parties acknowledges and agrees that each of EBG and Astoria desires that after the Closing USPowerGenCo conduct an initial registered public offering of its common stock under the Securities Act, underwritten by an underwriter of recognized national standing (an “IPO”), as promptly as reasonably practicable (subject to compliance with the requirements of the Securities and Exchange Commission with respect to financial statements for such offering), and each of EBG and Astoria agrees to, from and after the date of this Agreement, reasonably cooperate and take such reasonable action as is necessary or desirable to complete an IPO as promptly as reasonably practicable. Without otherwise limiting the generality of the obligations of the parties hereunder, each of the parties agrees to provide the other with such financial information and other information regarding such party and its Subsidiaries and Affiliates that the other party may reasonably request to facilitate the preparation for an IPO (including preparation of combined financial statements, preparation and filing of registration statements and attendance at drafting and similar sessions, and making employees and accountants reasonably available therefor).
     4.14 Unit Appreciation Rights. EBG shall make payments in respect of each Unit Appreciation Right (“UAR”) granted pursuant to the 2006 Unit Appreciation Rights Plan of EBG (the “UAR Plan”) which has been validly exercised prior to the Closing. The Board of Directors of EBG shall not take any action which would require EBG to make a payment in respect of an unexercised UAR. The Board of Directors of EBG shall terminate the UAR Plan effective as of the Closing, as a result of which EBG shall have no outstanding or ongoing obligations under the UAR Plan, other than the obligation to make payments with respect to any UARs which were validly exercised prior to the Closing and for which payment has not been made.
ARTICLE V
CONDITIONS TO CLOSING
     5.1 Conditions to the Obligations of EBG and Astoria. The obligations of EBG and Astoria to effect the Mergers shall be subject to the fulfillment or waiver by EBG and Astoria on or prior to the Closing Date, of each of the following conditions:
     (a) The Requisite Consent of EBG Members shall have been obtained.

     (b) The waiting period under the HSR Act, including any extension thereof, shall have been terminated or expired.
     (c) All authorizations, consents, approvals, filings and notifications listed on Exhibit E shall have been made or obtained, without material conditions.
     (d) There shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement.
     5.2 Conditions to the Obligation of Astoria. The obligation of Astoria to effect the Mergers shall be subject to the satisfaction or waiver by Astoria on or prior to the Closing Date of each of the following conditions:
     (a) The representations and warranties of EBG contained in Article II shall be true and correct (disregarding any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties to so be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on EBG; provided, however, that notwithstanding the foregoing, the representations and warranties contained in Sections 2.1 and 2.2 shall be true and correct in all material respects.
     (b) EBG shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.
     (c) EBG shall have delivered to Astoria a certificate, dated the Closing Date and signed by EBG’s Chief Executive Officer or President and Chief Operating Officer, as to the fulfillment of the conditions set forth in Sections 5.2(a) and 5.2(b).
     (d) USPowerGenCo and the holders of EBG Units representing not less than 75% of the outstanding EBG Units shall have executed and delivered to New Astoria the Investor Rights Agreement.
     (e) Since the date of this Agreement, EBG shall not have suffered any Material Adverse Effect.
     (f) EBG shall have delivered evidence to Astoria, in form and substance reasonably satisfactory to Astoria, that all equity interests in

USPowerGenCo issued and outstanding as of immediately prior to the Closing have been canceled for no consideration and without further liability to USPowerGenCo or any of its Subsidiaries.
     5.3 Conditions to the Obligation of EBG. The obligation of EBG to effect the Mergers shall be subject to the satisfaction or waiver by EBG on or prior to the Closing Date of each of the following conditions:
     (a) The representations and warranties of Astoria contained in Article III shall be true and correct (disregarding any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties to so be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Astoria; provided, however, that notwithstanding the foregoing, the representations and warranties contained in Sections 3.1 and 3.2 shall be true and correct in all material respects.
     (b) Astoria shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.
     (c) Astoria shall have delivered to EBG a certificate, dated the Closing Date and signed by a senior executive officer of Astoria, as to the fulfillment of the conditions set forth in Sections 5.3(a) and 5.3(b).
     (d) USPowerGenCo shall have executed and delivered the Consulting Agreement.
     (e) New Astoria and the members of New Astoria shall have executed and delivered to EBG the Investor Rights Agreement.
     (f) Astoria shall have delivered to EBG a statement similar to that provided for in Treasury Regulation Section 1.897-1(h) (1) (i) that, were Astoria a U.S. Corporation, interests in Astoria would not constitute a U.S. real property interest.
     (g) Since the date of this Agreement, Astoria shall not have suffered any Material Adverse Effect.

ARTICLE VI
NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
     6.1 No Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of Astoria and EBG contained in this Agreement or in any certificate delivered in connection with this Agreement (other than the covenants contained in Section 1.8, Section 4.10 and Article IX of this Agreement) shall not survive the Closing, and any and all breaches of such representations and warranties and covenants shall be deemed waived as of the Closing.
ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
     (a) By the written agreement of Astoria and EBG;
     (b) By either EBG (on behalf of itself and its Subsidiaries party hereto), on the one hand, or Astoria, on the other hand, by written notice to the other party if:
     (i) after 5:00 p.m. New York City time on the Termination Date, if the Mergers shall not have been effected pursuant hereto, unless such date is extended by the mutual written consent of EBG and Astoria, provided that such termination right shall not be available to the party whose failure or the failure of whose affiliates to fulfill or cause to be fulfilled any obligation under this Agreement has been the primary cause of the failure of the Mergers to occur prior to such date;
     (ii) any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the terminating party’s obligations to perform its obligations hereunder, unless the occurrence of such event shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing; or
     (iii) the Requisite Consent of EBG Members shall not have been obtained by the date which is ninety (90) days after the date hereof, provided that the right to terminate this Agreement pursuant to this

Section 7.1(b)(iii) shall not be available to EBG if it has not complied with its obligations under Section 4.2 and Section 4.6, or if the information statement has not been mailed or the time period for return of the written consents has not expired.
     (c) By Astoria, by written notice to EBG if:
     (i) EBG shall have breached or failed to comply with any representation, warranty, covenant or agreement set forth in this Agreement which would cause any of the conditions set forth in Section 5.2(a) or 5.2(b) not to be satisfied, and such breach is incapable of being cured by the Termination Date; provided, however, that Astoria is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 5.1, 5.3(a) or 5.3(b) not to be satisfied;
     (ii) EBG or any of its Subsidiaries or their respective representatives shall have willfully or materially breached in any respect their respective obligations under Section 4.6; or
     (iii) subject to the penultimate sentence of Section 4.6(b), the Board of Directors of EBG shall (A) fail to authorize, approve or recommend the Mergers, or (B) effect a Change in the EBG Recommendation, or (C) fail to reconfirm its authorization, approval or recommendation of the Mergers within three Business Days after a written request by Astoria to do so.
     (d) By EBG, by written notice to Astoria:
     (i) if Astoria shall have breached any representation, warranty, covenant or agreement set forth in this Agreement which would cause any of the conditions set forth in Section 5.3(a) or 5.3(b) not to be satisfied, and such breach is incapable of being cured by the Termination Date; provided, however, that EBG is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 5.1, 5.2(a) or 5.2(b) not to be satisfied; or
     (ii) pursuant to the last sentence of Section 4.6(b), provided that (A) EBG is and has been in compliance in all respects with Section 4.6, and (B) the Board of Directors of EBG concurrently approves, and EBG concurrently enters into, a definitive agreement providing for the implementation of a Superior Proposal.
     7.2 Effect of Termination.

     (a) In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, and there shall be no liability or obligation on the part of any party hereto or any of its directors, officers, representatives, members, stockholders, Subsidiaries or Affiliates, except as provided in Sections 4.8 regarding publicity, this Section 7.2 and Article IX, each of which will survive termination. Except as otherwise provided in Section 7.2(e), nothing in this Section 7.2 shall be deemed to release any party from any liability for any willful breach by such party of its representations, warranties, covenants or other agreements set forth in this Agreement. If the transactions contemplated by this Agreement are terminated as provided herein, each party shall return to the other party all documents and other materials received from the other party, its Affiliates or their agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof.
     (b) In the event that this Agreement is terminated (i) by Astoria pursuant to Section 7.1(c)(iii) or (ii) by EBG pursuant to Section 7.1(d)(ii), then, EBG shall pay $46,000,000 (the “EBG Termination Fee”) to Astoria. If EBG is required to pay Astoria the EBG Termination Fee pursuant to this Section 7.2(b), such EBG Termination Fee shall be payable immediately prior to and as a condition to the termination of this Agreement in the event of termination by EBG, and not later than two Business Days after the receipt by EBG of a notice of termination from Astoria in the event of termination by Astoria.
     (c) In the event that this Agreement is terminated by Astoria or by EBG pursuant to Section 7.1(b)(iii) and at the time of such termination no Takeover Proposal is pending, then EBG shall pay Astoria the Astoria Expenses as provided in Section 9.1(b), provided that if within six months after such termination EBG or any of its Subsidiaries enters into a definitive agreement to consummate or consummates any Takeover Proposal then, upon and as a condition to such action, EBG shall pay $23,000,000 (the “EBG Partial Termination Fee”) to Astoria, less the amount of any Astoria Expenses previously paid by EBG to Astoria pursuant to Section 9.1(b).
     (d) In the event that this Agreement is terminated by Astoria or by EBG pursuant to Section 7.1(b)(iii) and at the time of such termination a Takeover Proposal is pending then EBG shall pay Astoria the Astoria Expenses as provided in Section 9.1(b), provided that if within six months after such termination EBG or any of its Subsidiaries enters into a definitive agreement to consummate or consummates any Takeover Proposal then, upon and as a condition to such action, EBG shall pay the EBG Termination Fee to Astoria, less the amount of any Astoria Expenses previously paid by EBG to Astoria pursuant to Section 9.1(b).

     (e) In the event that this Agreement is terminated by Astoria pursuant to Section 7.1(c)(i), provided that any breach or failure to comply on the part of EBG shall be willful, provided further that if within six months after such termination EBG or any of its Subsidiaries enters into a definitive agreement to consummate or consummates any Takeover Proposal, then, upon and as a condition to such action, EBG shall pay the EBG Termination Fee to Astoria. Notwithstanding anything else to the contrary in this Agreement, in the event EBG pays the EBG Termination Fee to Astoria in accordance with this Section 7.2(e), EBG shall have no further liability to Astoria for monetary damages under this Agreement.
     (f) In the event that this Agreement is terminated by Astoria pursuant to Section 7.1(c)(ii), EBG shall pay the EBG Termination Fee to Astoria. Such EBG Termination Fee shall be payable not later than two Business Days after the receipt by EBG of a notice of termination from Astoria.
     (g) For purposes of this Section 7.2, the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 4.6(d), except that all references to 15% shall be changed to 50%.
     (h) Any amount that becomes payable pursuant to this Section 7.2 or 9.1, shall be paid by wire transfer of immediately available funds to an account designated by Astoria. The parties hereto agree and understand that in no event shall EBG be required to pay the EBG Termination Fee on more than one occasion. The parties hereto acknowledge that the agreements contained in this Section 7.2 and Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Astoria would not have entered into this Agreement and that any amounts payable pursuant to this Section 7.2 or Section 9.1 do not constitute a penalty. In the event that EBG fails to pay the EBG Termination Fee when due, EBG shall reimburse Astoria for all reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Astoria in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Astoria agrees that any payment of the EBG Termination Fee, together with the reimbursement of Astoria Expenses pursuant to Section 9.1, shall be Astoria’s sole remedy in respect of termination of this Agreement, except, subject to Section 7.2(e), in the case of any willful breach of this Agreement by the Company.

ARTICLE VIII
DEFINITIONS AND INTERPRETATION
     8.1 Definition of Certain Terms; Interpretation. The terms defined in this Article VIII, whenever used in this Agreement (including in the Schedules of the EBG Disclosure Letter or the Astoria Disclosure Letter), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated and the words “here of and “hereunder” will be deemed to refer to this Agreement as a whole and not to any particular provision. The words “includes” and “including” will be deemed to be followed by the words “without limitation” whenever used. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Whenever there is a representation by a party that a Contract or other information has been provided, delivered or made available to another party hereunder, such party shall, regardless of whether such representation or warranty specifically includes language to such effect, be deemed a representation and warranty by such party that a complete and correct copy of such Contract or other information (including all amendments, supplements, and extensions thereto) has been provided, delivered or made available by such party.
     Affiliate: with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
     Agreement: this Agreement and Plan of Merger, including the Exhibits and Schedules hereto.
     Astoria: the meaning set forth in the preamble.
     Astoria Annual Financial Statements: the meaning set forth in Section 3.4.
     Astoria Benefit Plan: the meaning set forth in Section 3.11 (a).

     Astoria Certificate of Merger: the meaning set forth in Section 1.2(b).
     Astoria December 2006 Balance Sheet: the meaning set forth in Section 3.4.
     Astoria Disclosure Letter: the meaning set forth in the first paragraph of Article III.
     Astoria Employment Agreements: the meaning set forth in Section 3.11(a).
     Astoria Expenses: the meaning set forth in Section 9.2(b).
     Astoria Facilities: the meaning set forth in Section 3.10(a).
     Astoria Financial Statements: the meaning set forth in Section 3.4.
     Astoria Interim Financial Statements: the meaning set forth in Section 3.4.
     Astoria Leased Real Property: the meaning set forth in Section 3.13(a).
     Astoria Leases: the meaning set forth in Section 3.13(c).
     Astoria Licenses: the meaning set forth in Section 3.14(b).
     Astoria LLC Agreement: the meaning set forth in Section 1.6(a).
     Astoria Material Contracts: the meaning set forth in Section 3.15.
     Astoria Merger: the meaning set forth in paragraph C of the Recitals.
     Astoria Merger Consideration: the meaning set forth in Section 1.3(b).
     Astoria MergerCo: the meaning set forth in the preamble.
     Astoria MergerCo Units: the units of limited liability company interest in Astoria MergerCo.
     Astoria Owned Intellectual Property: the meaning set forth in Section 3.14(a).
     Astoria Owned Real Property: the meaning set forth in Section 3.13(a).
     Astoria Project Company Subsidiary: Astoria Generating Company, L.P., a Delaware limited partnership.

     Astoria Permits: the meaning set forth in Section 3.9(b).
     Astoria September 2006 Financial Statements: the meaning set forth in Section 3.4.
     Astoria Surviving Company: the meaning set forth in Section 1.1 (b).
     Astoria Surviving Company Units: the meaning set forth in Section 1.3(f).
     Astoria Units: the units of limited liability company interest in Astoria.
     BG: Boston Generating, LLC, a Delaware limited liability company.
     Business Day: each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.
     Certificates of Merger: the meaning set forth in Section 1.2(b).
     Change: the meaning set forth in Section 4.2.
     Change in the EBG Recommendation: the meaning set forth in Section 4.2.
     Class A Common Stock: means the USPowerGenCo’s Class A Common Stock, par value $0.0001 per share.
     Class B Common Stock: means the USPowerGenCo’s Class B Common Stock, par value $0.0001 per share.
     Closing: the meaning set forth in Section 1.2(a).
     Closing Date: the meaning set forth in Section 1.2(a).
     COBRA: Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code, and any similar state law.
     Code: the Internal Revenue Code of 1986, as amended.
     Consent: any consent, approval, authorization, order, filing, registration or qualification of or with any Person.
     Consulting Agreement: the Consulting Agreement in the form attached hereto as Exhibit F.

     Contract: any written agreement, contract, commitment, instrument, lease, license, undertaking or arrangement.
     Converted Warrant: the meaning set forth in Section 1.4.
     Delaware Secretary of State: the meaning set forth in Section 1.2(b).
     DOJ: the meaning set forth in Section 4.5(b).
     EBG: the meaning set forth in the preamble.
     EBG Annual Financial Statements: the meaning set forth in Section 2.4.
     EBG Benefit Plans: the meaning set forth in Section 2.11 (a).
     EBG Certificate of Merger: the meaning set forth in Section 1.2(b).
     EBG Disclosure Letter: the meaning set forth in the first paragraph of Article II.
     EBG Employment Agreements: the meaning set forth in Section 2.11 (a).
     EBG Facilities: the meaning set forth in Section 2.10(a).
     EBG Financial Statements: the meaning set forth in Section 2.4.
     EBG Fully Diluted Shares: the meaning set forth in Section 1.8.
     EBG Interim Financial Statements: the meaning set forth in Section 2.4.
     EBG Leased Real Property: the meaning set forth in Section 2.13(a).
     EBG Leases: the meaning set forth in Section 2.13(c).
     EBG Licenses: the meaning set forth in Section 2.14(b).
     EBG Material Contracts: the meaning set forth in Section 2.15.
     EBG Merger: the meaning set forth in paragraph C of the Recitals.
     EBG Merger Consideration: the meaning set forth in Section 1.3(a).
     EBG Owned Intellectual Property: the meaning set forth in Section 2.14(a).

     EBG Owned Real Property: the meaning set forth in Section 2.13(a).
     EBG Partial Termination Fee: the meaning set forth in Section 7.2(c).
     EBG Percentage: the meaning set forth in Section 1.8.
     EBG Permits: the meaning set forth in Section 2.9(b).
     EBG Preliminary December 2006 Balance Sheet: the meaning set forth in Section 2.4.
     EBG Project Company Subsidiary: each of Mystic I, LLC, a Delaware limited liability company; Mystic Development, LLC, a Delaware limited liability company; and Fore River Development, LLC, a Delaware limited liability company.
     EBG Recommendation: the meaning set forth in Section 4.2.
     EBG September 2006 Financial Statements: the meaning set forth in Section 2.4.
     EBG Surviving Company: the meaning set forth in Section 1.1 (a).
     EBG Surviving Company Units: the meaning set forth in Section 13(e).
     EBG Termination Fee: the meaning set forth in Section 7.2(b).
     EBG Units: the units of limited liability company interest in EBG.
     EBG Warrants: Warrants covering the purchase of EBG Units.
     Effective Time: the meaning set forth in Section 1.2(b).
     Employment and Withholding Taxes: any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all Taxes required to be withheld by or on behalf of a company and each of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.
     Environmental Law: any federal, state, or local law (including common law), statute, rule, regulation or order relating to (i) the manufacture, transport, use, treatment, storage, disposal, release or threatened release of Hazardous

Substances, or (ii) the protection of human health (as it relates to exposure to Hazardous Substances), pollution, or the protection of the environment (including, without limitation, natural resources, air, and surface or subsurface land or waters).
     EPA: the meaning set forth in Section 2.10(a).
     ERISA: the Employee Retirement Income Security Act of 1974, as amended.
     ERISA Affiliate: as to any Person, any trade or business (whether or not incorporated) which, together with such Person (or their successors), is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under section 414 of the Code.
     EWG: the meaning set forth in Section 2.10(a).
     Exchange: the meaning set forth in paragraph E of the Recitals.
     FERC: the Federal Energy Regulatory Commission and its successors.
     FPA: the Federal Power Act, as amended, and the rules and regulations promulgated under such act.
     FTC: the meaning set forth in Section 4.5(b).
     GAAP: the meaning set forth in Section 2.4.
     Governmental Entity: any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign.
     Hazardous Substance: any material or substance that: (i) is or contains asbestos, polychlorinated biphenyls, petroleum or petroleum products, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar meaning or regulatory effect thereunder, or (iii) is regulated under any Environmental Law because of its hazardous or deleterious properties or characteristics.
     HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     Indemnified Parties: the meaning set forth in Section 4.10(a).

     Intellectual Property: the meaning set forth in Section 2.14(a).
     Investor Rights Agreement: the Investor Rights Agreement in the form attached hereto as Exhibit G.
     IPO: the meaning set forth in Section 4.13.
     IRS: the Internal Revenue Service.
     Knowledge of Astoria: the actual knowledge of Jacob Worenklein, Jeff Hunter, Mark Sudbey, Belinda Foxworth or Ian Nutt.
     Knowledge of EBG: the actual knowledge of William Kriegel, Barry Sullivan, David Tohir, Dan O’Shea or Paul Ehrenzeller.
     Leases: the meaning set forth in Section 2.13(c).
     Lien: any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.
     LLC Act: the meaning set forth in Section 1.1(a).
     Material Adverse Effect: with respect to Astoria or EBG, any event, change, circumstance, state of facts or effect that, individually or in combination with other events, changes, circumstances, facts or effects is, has had or would reasonably be expected to result in a materially adverse effect on the business, operations, assets, liabilities, the financial condition or results of operations of Astoria or EBG, as applicable, and its Subsidiaries taken as a whole, other than any event, change, circumstance, state of facts or effect that results or arises from or relates to (i) changes in (x) economic, regulatory or political conditions (including acts of war, declared or undeclared, armed hostilities and terrorism), financial, securities or other market conditions or prevailing interest rates, (y) the industry in which Astoria or EBG, as applicable, operates, or (z) laws, regulations or accounting standards, principles or interpretations, provided that, in the case of the foregoing clauses (x), (y) and (z), such events, changes, circumstances, facts or effects have not had a disproportionate impact on Astoria or EBG, as applicable, and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry in which Astoria and EBG, and their Subsidiaries operate, (ii) any action expressly required to be taken pursuant to this Agreement or taken upon the written consent or written request of EBG or Astoria, as applicable, or (iii) the announcement of this Agreement or the performance of obligations hereunder.

     Material Contract: the meaning set forth in Section 2.15.
     Maximum Premium: the meaning set forth in Section 4.10(b).
     MDCP IV: Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership.
     Mergers: the meaning set forth in paragraph C of the Recitals.
     New Astoria: the meaning set forth in paragraph E of the Recitals.
     New Astoria Percentage: the meaning set forth in Section 1.8.
     Notice Period: the meaning set forth in Section 4.6(b).
     NYPSC: the New York Public Service Commission and its successor.
     ordinary course, ordinary course of business and similar phrases: the usual and ordinary course, consistent with past practice, of the operation of the businesses of any Person and its Subsidiaries, including with regard to nature, frequency and magnitude.
     Organizational Documents: with respect to any limited liability company, its articles or certificate of formation and operating or limited liability company operating agreement and with respect to any corporation, its articles or certificate of incorporation and by-laws.
     Permitted Liens: (i) Liens disclosed in the EBG Financial Statements or the Astoria Financial Statements, as applicable, including the notes thereto, (ii) Liens for taxes, assessments and similar charges that are not yet delinquent or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP requirements on the applicable party’s books and records; (iii) mechanic’s, materialmen’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business that secure obligations that are not yet overdue for a period of more than 30 days or that are being contested in good faith; (iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property that are incurred in the ordinary course of business and do not materially detract from the value or interfere with the present use of the property, (v) statutory Liens in favor of lessors arising in connection with any property leased to a company or its Subsidiaries; (vi) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; and (vii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.
     Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.
     Plan: each “employee benefit plan”, as such term is defined in section 3(3) of ERISA (whether or not subject to ERISA), and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, policy or understanding.
     PUHCA: the Public Utility Holding Company Act of 2005, as amended, and the rules and regulations promulgated by FERC under such act.
     Requisite Consent of EBG Members: the written consent of holders of EBG Units representing not less than 75% of the voting power of the outstanding EBG Units with respect to the adoption of this Agreement and to the transactions contemplated hereby, including the Mergers.
     Securities Act: the Securities Act of 1933, as amended.
     Subsidiary: with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.
     Superior Proposal: the meaning set forth in Section 4.6(d).
     Takeover Proposal: the meaning set forth in Section 4.6(a).
     Tax Return: all returns, reports, declarations, claim for refunds, information return or other document (including any relating or supporting schedule, statement or information) supplied or required to be supplied to a taxing authority relating to Taxes.
     Taxes: all U.S. or non-U.S. federal, national, state or local taxes, assessments, levies or other governmental charges in the nature of taxes, including, without limitation, all income, franchise, withholding, payroll, alternative minimum, estimated, natural resources, unemployment insurance, social security, sales, use, excise, real and personal property, stamp, transfer, value added and workers’ compensation taxes, together with all interest, penalties and additions payable with respect thereto.
     Termination Date: the date that is the five-month anniversary of the earlier of: (i) the date (the “Publication Date”) that the NYPSC publishes a notice in the New York State Register in connection with the parties’ application under Section 70 of the New York State Public Service Law and (ii) April 20, 2007; provided that if all of the conditions to Closing are satisfied upon the Termination Date (determined without regard to this proviso), other than (a) the condition of NYPSC approval under Section 70 of the New York Public Service Law in the absence of a ruling declaring that the NYPSC will not review the Mergers under Section 70 because the Wallkill presumption is satisfied, and (b) conditions which by their terms are to be satisfied at Closing, the “Termination Date” shall be the six month anniversary of the earlier date between clauses (i) and (ii) above.
     UAR: the meaning set forth in Section 4.14.
     UAR Plan: the meaning set forth in Section 4.14.
     USPowerGenCo: the meaning set forth in the preamble.
     Worker Adjustment and Retraining Notification Act: The Worker Adjustment and Retraining Notification Act, as amended.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Expenses.
     (a) Except as otherwise specifically provided for in this Agreement, EBG and its Subsidiaries party hereto, on the one hand, Astoria, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’ and auditors’ if any) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Mergers are effected; provided that Astoria and EBG shall share equally all filing fees in connection with the filings required by the HSR Act. In no event shall the transaction fees and transaction bonuses of Astoria (including amounts payable to Affiliates as transaction fees or transaction bonuses which are expressly permitted to be paid, but specifically excluding transfer taxes and expenses reasonably related to the IPO) exceed $34,000,000. For purposes of confirming that the total of such transaction fees and transaction bonuses does not exceed $34,000,000, EBG shall have a reasonable opportunity to review expenses that were deemed to be reasonably related to the IPO.
     (b) Notwithstanding anything to the contrary contained in this Agreement, in the event that this Agreement is terminated, by Astoria or EBG pursuant to Section 7.1(b)(iii) then EBG shall pay promptly (but in any event within two business days), as directed by Astoria in writing, all of Astoria’s out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Astoria and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Astoria Expenses”), provided that the aggregate amount of all such Astoria Expenses for which EBG has an expense reimbursement obligation when triggered pursuant to this Section 9.1(b) shall not exceed $6,000,000.
     9.2 Further Actions. Subject to the terms and conditions of this Agreement, each party shall execute and deliver such certificates and other documents and take such actions as may reasonably be requested by the other party in order to effect the transactions contemplated by this Agreement.
     9.3 Certain Limitations. It is the explicit intent and understanding of each of the parties that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles II and III and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in such Articles. The parties agree that this is an arm’s-length transaction in which the parties’ undertakings and obligations are limited to the performance of their undertakings and obligations under this Agreement.
     9.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax, as follows:
(a)	if to EBG,
EBG Holdings LLC
The Schrafft Center
529 Main Street, Suite 605
Charlestown, MA 02129
Attention: Chief Executive Officer
Tel: (617) 381-2270
Fax: (617) 381-2211

     Copies of any of the same shall also be delivered to the following:
K Road BG Management, LLC
330 Madison Avenue, 25th Floor
New York, NY 10017
Attention: William Kriegel, CEO
Tel: (212) 351-0510
Fax:(212) 351-0515
and
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax: (212) 909-6836
Telephone: (212) 909-6000
Attention: John M. Allen, Esq. and Robert F. Quaintance Jr., Esq.
(b)	if to Astoria,
c/o US Power Generating Company, LLC
505 Fifth Avenue, 21st Floor
New York, NY 10017
Fax:(212) 792-0899
Telephone: (212) 792-0810
Attention: Chief Executive Officer
     Copies of any of the same shall also be delivered to the following:

Madison Dearborn Partners, LLC
Three First National Plaza
70 W. Madison, Suite 3800
Fax: (312) 895-1051
Telephone: (312) 895-1000
Attention: Thomas S. Souleles and Patrick Eilers
Kirkland & Ellis LLP
200 East Randolph Drive
Fax: (312) 861-2200
Telephone: (312) 861-2000
Attention: Mitchell F. Hertz, P.C. and Richard J. Campbell, P.C.
or, in each case, at such other address as may be specified in writing to the other parties hereto.
     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the seventh Business Day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered or (iv) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.
     9.5 Limited Disclosure. Notwithstanding anything to the contrary contained in this Agreement or in any other express or implied understanding or agreement with any Person, each of the parties hereto and their equityholders and representatives may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement, provided that no Person shall be permitted by virtue of this paragraph to disclose the name of, or any other identifying information with respect to, any party to this Agreement.
     9.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
     9.7 Assignment; Successors; Third Party Beneficiaries. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto, and their successors and assigns permitted by this Section 9.7, any right, remedy or claim under or by reason of this Agreement, other than, following the Closing, (a) the rights of the holders of Class A Common Stock or Class B Common Stock of USPowerGenCo under Section 1.8, and (b) the rights of former directors and officers of Astoria, EBG and their Subsidiaries under Section 4.10. The agreements with respect to the foregoing Persons are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons. Nothing else in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.
     9.8 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought; provided, however, that no amendment shall be made that by law requires further approval by the holders of the EBG Units without such approval having been obtained. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
     9.9 Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     9.10 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
     9.11 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
     9.12 Counterparts. This Agreement may be executed in several counterparts (including by facsimile and electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
     9.13 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR

RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     9.14 Consent to Jurisdiction, etc.
     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     9.15 Waiver of Punitive and Other Damages and Jury Trial.
     (a) EXCEPT IN CONNECTION WITH A WILLFUL BREACH OF THIS AGREEMENT, IN WHICH CASE, SUBJECT TO SECTION 7.2(E), ANY PARTY TO THIS AGREEMENT SHALL HAVE THE RIGHT TO RECOVER UNLIMITED DANAGES, THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT

HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) THE COVENANTS, OBLIGATIONS AND AGREEMENTS OF SUCH PARTY CONTAINED IN THIS AGREEMENT RELATE TO SPECIAL, UNIQUE AND EXTRAORDINARY MATTERS, (ii) THE OTHER PARTIES TO THIS AGREEMENT ARE AND WILL BE RELYING ON SUCH COVENANTS, OBLIGATIONS AND AGREEMENTS IN CONNECTION WITH ENTERING INTO THIS AGREEMENT AND THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND (C) A VIOLATION OF ANY OF THE COVENANTS, OBLIGATIONS OR AGREEMENTS OF SUCH PARTY CONTAINED IN THIS AGREEMENT WILL CAUSE THE OTHER PARTIES IRREPARABLE INJURY FOR WHICH ADEQUATE REMEDIES ARE NOT AVAILABLE AT LAW. THEREFORE, EACH PARTY AGREES THAT THE OTHER PARTIES SHALL BE ENTITLED TO AN INJUNCTION, RESTRAINING ORDER OR SUCH OTHER EQUITABLE RELIEF (WITHOUT THE REQUIREMENT TO POST BOND), INCLUDING SPECIFIC PERFORMANCE, AS A COURT OF COMPETENT JURISDICTION MAY DEEM NECESSARY OR APPROPRIATE TO RESTRAIN SUCH PARTY FROM COMMITTING ANY VIOLATION OF SUCH COVENANTS, OBLIGATIONS OR AGREEMENTS AND/OR TO REQUIRE SUCH PARTY TO PERFORM ITS COVENANTS, OBLIGATIONS AND COMMITMENTS HEREUNDER. NOTWITHSTANDING ANYTHING IN THIS SECTION 9.15(C), EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO SEEK AN INJUNCTION, RESTRAINING ORDER OR SUCH OTHER EQUITABLE RELIEF (INCLUDING SPECIFIC PERFORMANCE) THAT WOULD BE REASONABLY LIKELY TO REQUIRE A PARTY TO MAKE A MATERIAL EXPENDITURE IN ORDER TO REMEDY A BREACH OF A REPRESENTATION OR WARRANTY.
     (d) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

US POWER GENERATING COMPANY
By	/s/ William Kriegel
	Name:	William Kriegel
Title:

EBG HOLDINGS LLC
By	/s/ William Kriegel
	Name:	William Kriegel
Title:

EBG MERGER LLC
By	/s/ William Kriegel
	Name:	William Kriegel
Title:

ASTORIA GENERATING COMPANY HOLDINGS, LLC
By	/s/ William Kriegel
	Name:	William Kriegel
Title:

ASTORIA MERGER LLC
By	/s/ William Kriegel
	Name:	William Kriegel
Title:

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

US POWER GENERATING COMPANY
By
Name:
Title:

EBG HOLDINGS LLC
By
Name:
Title:

EBG MERGER LLC
By
Name:
Title:

ASTORIA GENERATING COMPANY HOLDINGS, LLC
By	/s/ Jacob J. Worenklein
Name: Jacob J. Worenklein
	Title:	Chairman & CEO

ASTORIA MERGER LLC
By
Name:
Title: